Exhibit 99.4

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Gentiva Health Services, Inc. and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Gentiva Health Services, Inc. and its subsidiaries (the “Company”) at January 3, 2010 and December 28, 2008, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule presented herein presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 3, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2009 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

New York, New York

March 16, 2010, except insofar as it relates to the presentation of additional guarantor subsidiaries discussed in Note 21 for which the date is October 20, 2010.

GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	January 3, 2010	December 28, 2008
ASSETS
Current assets:
Cash and cash equivalents	$152,410	$69,201
Receivables, less allowance for doubtful accounts of $9,304 and $8,227 at January 3, 2010 and December 28, 2008, respectively	182,192	177,201
Deferred tax assets	17,205	11,933
Prepaid expenses and other current assets	13,904	13,141
Current assets held for sale	2,549	—

Total current assets	368,260	271,476
Long-term investments	—	11,050
Note receivable from affiliate	25,000	25,000
Investment in affiliate	24,336	23,264
Fixed assets, net	65,913	63,815
Intangible assets, net	251,793	250,432
Goodwill	299,534	308,213
Non-current assets held for sale	8,689	—
Other assets	24,410	20,247

Total assets	$1,067,935	$973,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,982	$8,027
Payroll and related taxes	23,463	17,869
Deferred revenue	36,359	32,976
Medicare liabilities	7,525	6,680
Obligations under insurance programs	41,636	39,628
Other accrued expenses	47,045	40,895
Current portion of long-term debt	5,000	—

Total current liabilities	170,010	146,075
Long-term debt	232,000	251,000
Deferred tax liabilities, net	73,259	64,262
Other liabilities	21,503	17,189
Shareholders’ equity:
Common stock, $.10 par value; authorized 100,000,000 shares; issued 29,936,893 and 28,993,390 shares at January 3, 2010 and December 28, 2008, respectively	2,994	2,899
Additional paid-in capital	355,429	334,687
Retained earnings	220,239	161,057
Accumulated other comprehensive loss	—	(1,170)
Treasury stock, 466,468 and 129,703 shares at January 3, 2010 and December 28, 2008, respectively	(7,499)	(2,502)

Total shareholders’ equity	571,163	494,971

Total liabilities and shareholders’ equity	$1,067,935	$973,497

See notes to consolidated financial statements.

GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	For the Fiscal Year Ended
	January 3, 2010	December 28, 2008	December 30, 2007
Net revenues	$1,152,460	$1,239,536	$1,171,349
Cost of services sold	553,530	682,024	671,154

Gross profit	598,930	557,512	500,195
Selling, general and administrative expenses	(490,866)	(468,582)	(422,526)
Gain on sale of assets and business, net	5,998	107,933	—
Interest income	3,037	2,290	3,204
Interest expense and other	(9,211)	(19,377)	(27,285)

Income from continuing operations before income taxes and equity in net earnings (loss) of affiliate	107,888	179,776	53,588
Income tax expense	(39,164)	(28,295)	(22,002)
Equity in net earnings (loss) of affiliate	1,072	(35)	—

Income from continuing operations	69,796	151,446	31,586
Discontinued operations, net of tax	(10,614)	2,004	1,242

Net income	$59,182	$153,450	$32,828

Basic earnings per common share:
Income from continuing operations	$2.40	$5.30	$1.14
Discontinued operations, net of tax	(0.37)	0.07	0.04

Net income	$2.03	$5.37	$1.18

Weighted average shares outstanding	29,103	28,578	27,798

Diluted earnings per common share:
Income from continuing operations	$2.34	$5.15	$1.11
Discontinued operations, net of tax	(0.36)	0.06	0.04

Net income	$1.98	$5.21	$1.15

Weighted average shares outstanding	29,822	29,439	28,599

See notes to consolidated financial statements.

GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF

CHANGES IN SHAREHOLDERS’ EQUITY

FOR EACH OF THE THREE YEARS ENDED JANUARY 3, 2010

(In thousands, except share amounts)

			Additional Paid-in Capital	Retained Earnings/ (Deficit)	Accumulated Other Comprehensive Loss	Treasury Stock	Total
	Common Stock
	Shares	Amount
Balance at December 31, 2006	27,483,789	$2,748	$298,450	$(25,220)	$(886)	$(767)	$274,325
Comprehensive income:
Net income	—	—	—	32,828	—	—	32,828
Unrealized gain on interest rate swap, net of tax	—	—	—	—	149	—	149

Total comprehensive income	—	—	—	32,828	149	—	32,977
Income tax benefits associated with the exercise of non-qualified stock options	—	—	1,665	—	—	—	1,665
Equity-based compensation expense	—	—	6,812	—	—	—	6,812
Issuance of stock upon exercise of							—
stock options and under stock plans for employees and directors	620,961	62	7,820	—	—	—	7,882
Common stock received from Healthfield escrow (11,574 shares)	—	—	—	—	—	(232)	(232)

Balance at December 30, 2007	28,104,750	2,810	314,747	7,608	(737)	(999)	323,429
Comprehensive income:
Net income	—	—	—	153,450	—	—	153,450
Unrealized loss on auction rate securities	—	—	—	—	(1,170)		(1,170)
Reversal of unrealized gain on interest rate swap, net of tax	—	—	—	—	737	—	737

Total comprehensive income	—	—	—	153,450	(433)	—	153,017
Income tax benefits associated with the exercise of non-qualified stock options	—	—	2,723	—	—	—	2,723
Equity-based compensation expense	—	—	5,757	—	—	—	5,757
Issuance of stock upon exercise of							—
stock options and under stock plans for employees and directors	888,640	89	11,460	(1)	—	—	11,548
Common stock received from Healthfield escrow (70,640 shares)	—	—	—	—	—	(1,503)	(1,503)

Balance at December 28, 2008	28,993,390	2,899	334,687	161,057	(1,170)	(2,502)	494,971
Comprehensive income:
Net income	—	—	—	59,182	—	—	59,182
Reversal of valuation allowance, net of tax, on auction rate securities	—	—	—	—	1,170	—	1,170

Total comprehensive income	—	—	—	59,182	1,170	—	60,352
Income tax benefits associated with the exercise of non-qualified stock options	—	—	2,317	—	—	—	2,317
Equity-based compensation expense	—	—	5,182	—	—	—	5,182
Issuance of stock upon exercise of							—
stock options and under stock plans for employees and directors	943,503	95	13,243	—	—	—	13,338
Treasury shares:
Stock repurchase (327,828 shares)	—	—	—	—	—	(4,813)	(4,813)
Common stock received from Healthfield escrow (8,937 shares)	—	—	—	—	—	(184)	(184)

Balance at January 3, 2010	29,936,893	$2,994	$355,429	$220,239	$—	$(7,499)	$571,163

See notes to consolidated financial statements.

GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Fiscal Year Ended
	January 3, 2010	December 28, 2008	December 30, 2007
OPERATING ACTIVITIES:
Net income	$59,182	$153,450	$32,828
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,796	22,044	20,014
Amortization of debt issuance costs	1,335	1,753	1,063
Provision for doubtful accounts	9,958	11,010	9,939
Equity-based compensation expense	5,182	5,757	6,812
Reversal of tax audit reserves	—	—	(450)
Windfall tax benefits associated with equity-based compensation	(1,683)	(2,227)	(856)
Realized loss on auction rate securities	1,000	—	—
Write-down of goodwill associated with discontinued operations	9,611	—	—
Gain on sale of assets and business, net	(5,998)	(107,933)	—
Equity in net (earnings) loss of affiliate	(1,072)	35	—
Deferred income tax expense	3,103	14,127	20,923
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(14,556)	(25,555)	(36,423)
Prepaid expenses and other current assets	(4,949)	(2,118)	(3,531)
Accounts payable	870	127	499
Payroll and related taxes	5,504	(1,085)	1,078
Deferred revenue	3,160	1,337	8,892
Medicare liabilities	845	(2,165)	(1,247)
Cost of claims incurred but not reported	—	(2,829)	4,859
Obligations under insurance programs	2,008	2,807	906
Other accrued expenses	7,859	1,058	(2,381)
Other, net	953	1,107	(254)

Net cash provided by operating activities	105,108	70,700	62,671

INVESTING ACTIVITIES:
Purchase of fixed assets	(24,857)	(24,004)	(24,064)
Proceeds from sale of assets and business, net of cash transferred	6,800	83,160	—
Acquisition of businesses, net of cash acquired	(11,175)	(60,736)	(3,820)
Purchase of short-term investments available-for-sale	—	(28,000)	(96,850)
Sale of short-term investments available-for-sale	12,000	46,250	89,925
Withdrawal from restricted cash	—	22,014	—

Net cash (used in) provided by investing activities	(17,232)	38,684	(34,809)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	13,338	11,547	7,882
Windfall tax benefits associated with equity-based compensation	1,683	2,227	856
Borrowings under revolving credit facility	—	24,000	—
Home Health Care Affiliates debt repayments	—	(7,420)	—
Other debt repayments	(14,000)	(83,000)	(32,000)
Repurchase of common stock	(4,813)	—	—
Debt issuance costs	—	(557)	—
Repayment of capital lease obligations	(875)	(1,147)	(1,329)

Net cash used in financing activities	(4,667)	(54,350)	(24,591)

Net change in cash and cash equivalents	83,209	55,034	3,271
Cash and cash equivalents at beginning of year	69,201	14,167	10,896

Cash and cash equivalents at end of year	$152,410	$69,201	$14,167

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$8,599	$21,081	$27,469
Income taxes paid	$32,389	$10,561	$2,389
SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCING ACTIVITY:
Note receivable received in connection with the sale of CareCentrix	$—	$25,000	$—
Fair value of preferred stock received in connection with sale of CareCentrix	$—	$23,299	$—
Fixed assets acquired under capital lease	$29	$675	$1,858

In connection with the acquisition of The Healthfield Group, Inc. on February 28, 2006, the Company has received 8,937, 70,640 and 11,574 shares of common stock in 2009, 2008 and 2007, respectively, from the Healthfield escrow account to satisfy certain pre-acquisition liabilities paid by the Company.

For fiscal years 2009, 2008 and 2007, deferred tax benefits associated with stock compensation deductions of $2.3 million, $2.7 million and $1.7 million, respectively, have been credited to shareholders’ equity.

See notes to consolidated financial statements.

GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Background and Basis of Presentation

Gentiva Health Services, Inc. (“Gentiva” or the “Company”) provides home health services throughout most of the United States and hospice services in the southeast United States. The Company’s continuing operations involve servicing its patients and customers through (i) its Home Health segment, (ii) its Hospice segment, and (iii) for periods prior to September 25, 2008, its CareCentrix business segment. See Note 17 for a description of and financial results relating to the Company’s reportable segments as well as a discussion of presentation changes in segment reporting which were adopted in 2009.

In February 2010, the Company consummated the sale of its respiratory therapy and home medical equipment and infusion therapy businesses (“HME and IV”). During the fourth quarter of 2009, the Company committed to a plan to exit its HME and IV businesses and met the requirements to designate these businesses as held for sale in accordance with applicable accounting guidance. The financial results of these operating segments are reported as discontinued operations in the Company’s consolidated financial statements.

On September 25, 2008, the Company completed the disposition of 69 percent of its equity interest in the Company’s CareCentrix ancillary care benefit management business for total consideration of approximately $135 million (the “CareCentrix Transaction”). See Notes 4 and 7 for additional information.

The Company’s consolidated statements of income presented herein included the results of operations of CareCentrix in continuing operations for all periods prior to the CareCentrix Transaction and the Company’s equity in the net earnings of CareCentrix Holdings Inc., the new holding company for CareCentrix, for periods commencing on September 25, 2008 During 2009, the Company sold assets associated with certain branch offices that specialized primarily in pediatric home health services as further described in Note 4.

In addition, during 2009, 2008 and 2007, the Company completed several acquisitions as further described in Note 4. Results of operations of these businesses are reflected in the Company’s continuing operations from their respective acquisition dates.

Gentiva was incorporated in the State of Delaware on August 6, 1999 and became an independent publicly owned company on March 15, 2000.

Note 2.	Summary of Critical and Other Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and, for the period subsequent to the CareCentrix Transaction, include the Company’s equity in the net earnings of CareCentrix Holdings.

All significant intercompany balances and transactions have been eliminated. The Company’s fiscal year ends on the Sunday nearest to December 31st, which was January 3, 2010 for fiscal 2009, December 28, 2008 for fiscal 2008, and December 30, 2007 for fiscal 2007. The Company’s fiscal year 2009 included 53 weeks compared to fiscal years 2008 and 2007 which included 52 weeks.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions and select accounting policies that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The most critical estimates relate to revenue recognition, the collectibility of accounts receivable and related reserves, obligations under insurance programs, which include workers’ compensation, professional liability, property and general liability and employee health and welfare insurance programs, and prior to the CareCentrix Transaction, the cost of claims incurred but not reported.

A description of the critical and other significant accounting policies and a discussion of the significant estimates and judgments associated with such policies are described below.

Critical Accounting Policies and Estimates

Revenue Recognition

Revenues recognized by the Company are subject to a number of elements which impact both the overall amount of revenue realized as well as the timing of the collection of the related accounts receivable. In each category described below, the impact of the estimate, if applicable, undertaken by the Company with respect to these elements is reflected in net revenues in the consolidated statements of income. See further discussion of the elements below under the heading “Causes and Impact of Change on Revenue.”

Home Health Episodic Net Revenues

Under the Prospective Payment System (“PPS”) of reimbursement for Medicare home health and Medicare Advantage programs paid at episodic rates, the Company estimates net revenues to be recorded based on a reimbursement rate which is determined using relevant data relating to each patient’s health status including clinical condition, functional abilities and service needs, as well as applicable wage indices to give effect to geographic differences in wage levels of employees providing services to the patient. Billings under PPS are initially recognized as deferred revenue and are subsequently amortized into revenue over an average patient treatment period. The process for recognizing revenue to be recorded is based on certain assumptions and judgments, including the average length of time of each treatment as compared to a standard 60 day episode, the appropriateness of the clinical assessment of each patient at the time of certification and the level of adjustments to the fixed reimbursement rate relating to patients who receive a limited number of visits, are discharged but readmitted to another agency within the same 60 day episodic period or are subject to certain other factors during the episode. Deferred revenue of approximately $36.4 million and $33.0 million primarily relating to the PPS program was included in deferred revenue in the consolidated balance sheets as of January 3, 2010 and December 28, 2008, respectively.

Hospice Medicare Net Revenues

Medicare revenues for Hospice are recorded on an accrual basis based on the number of days a patient has been on service at amounts equal to an estimated payment rate. Adjustments to Medicare revenues are recorded based on an inability to obtain appropriate billing documentation or authorizations acceptable to the payor or other reasons unrelated to credit risk. In addition, each hospice provider is subject to payment caps under the Medicare program. The Company has determined that none of its hospice providers have exceeded the Medicare payment cap in any of the years presented herein.

Fee-for-Service Agreements

Under fee-for-service agreements with patients and commercial and certain government payers, net revenues are recorded based on net realizable amounts to be received in the period in which the services and products are provided or delivered. Fee-for-service contracts with commercial payers are traditionally one year in term and renew automatically on an annual basis, unless terminated by either party.

Capitated Arrangements

The Company has capitated arrangements with certain managed care customers. Under the capitated arrangements, net revenues are recognized based on a predetermined monthly contractual rate for each member of the managed care plan regardless of the volume of services covered by the capitation arrangements. Net revenues generated under capitated arrangements were approximately 4 percent and 6 percent of total net revenues for fiscal 2008 and 2007, respectively. As a result of the disposition of CareCentrix, the Company’s net revenues associated with capitated arrangements are immaterial for fiscal 2009.

Medicare Settlement Issues under Interim Payment System

Prior to October 1, 2000, reimbursement of Medicare home healthcare services was based on reasonable, allowable costs incurred in providing services to eligible beneficiaries subject to both per visit and per beneficiary limits in accordance with the Interim Payment System established through the Balanced Budget Act of 1997. These costs were reported in annual cost reports which were filed with the Centers for Medicare & Medicaid Services (“CMS”) and were subject to audit by the fiscal intermediary engaged by CMS. The fiscal intermediary has not finalized its audit of the fiscal 2000 cost reports. Furthermore, settled cost reports relating to certain years prior to fiscal 2000 could be subject to reopening of the audit process by the fiscal intermediary. Although management believes that established reserves related to the open fiscal 2000 cost report year are sufficient, it is possible that adjustments resulting from such audits could exceed established reserves and could have a material effect on the Company’s financial condition and results of operations. These reserves are reflected in Medicare liabilities in the accompanying consolidated balance sheets. The Company periodically reviews its established audit reserves for appropriateness and records any adjustments or settlements as net revenues in the Company’s consolidated statements of income. There have not been any material revisions in established reserves for the periods presented in this filing.

Settlement liabilities are recorded at the time of any probable and reasonably estimable event and any positive settlements are recorded as revenue in the Company’s consolidated statements of income in the period in which such gain contingencies are realized.

Causes and Impact of Change on Revenue

For each of the sources of revenue, the principal elements in addition to those described above which can cause change in the amount of revenue to be realized are (i) an inability to obtain appropriate billing documentation; (ii) an inability to obtain authorizations acceptable to the payer; (iii) utilization of services at levels other than authorized; and (iv) other reasons unrelated to credit risk.

Revenue adjustments resulting from differences between estimated and actual reimbursement amounts are recorded as adjustments to net revenues or recorded against allowance for doubtful accounts, depending on the nature of the adjustment. These are determined by Company management and reviewed from time to time, but no less often than quarterly. Each of the elements described here and under each of the various sources of revenue can effect change in the estimates, and it is not possible to predict the degree of change that might be effected by a variation in one or more of the elements described. While it is not possible to predict the degree of change of each element, we believe that changes in these elements could cause a change in estimate which could have a material impact on the consolidated financial statements. There have not been any material revisions in these estimates for the periods presented in this filing.

Billing and Receivables Processing

The Company’s billing systems record revenues at net expected reimbursement based on established or contracted fee schedules. The systems provide for an initial contractual allowance adjustment from “usual and customary” charges, which is typical for the payers in the healthcare field. The Company records an initial contractual allowance at the time of billing and reduces the Company’s revenue to expected reimbursement levels. Changes in contractual allowances, if any, are recorded each month. Changes in contractual allowances have not been material for the periods presented in this filing.

Accounts Receivable below further outlines matters considered with respect to estimating the allowance for doubtful accounts.

Accounts Receivable

Collection Policy

The process for estimating the ultimate collection of receivables involves significant assumptions and judgments. The Company believes that its collection and reserve processes, along with the monitoring of its billing processes, help to reduce the risk associated with material revisions to reserve estimates resulting from adverse changes in reimbursement experience, revenue adjustments and billing functions. Collection processes are performed in accordance with the Fair Debt Collections Practices Act and include reviewing aging and cash posting reports, contacting the payers to determine why payment has not been made, resubmission of claims when appropriate and filing appeals with payers for claims that have been denied. Collection procedures generally include follow up contact with the payer at least every 30 days from invoice date, and a review of collection activity at 90 days to determine continuation of internal collection activities or potential referral to collection agencies. The Company’s bad debt policy includes escalation procedures and guidelines for write-off of an account, as well as the authorization required, once it is determined that the open account has been worked by the Company’s internal collectors and/or collection agencies in accordance with the Company’s standard procedures and resolution of the open account through receipt of payment is determined to be remote. The Company reviews each account individually and does not have either a threshold dollar amount or aging period that it uses to trigger a balance write-off, although the Company does have a small balance write-off policy for non-governmental accounts with debit balances under $10.

The Company’s policy is to bill for patient co-payments and make good faith efforts to collect such amounts. At the end of each reporting period, the Company estimates the amount of outstanding patient co-payments that will not be collected and the amount of outstanding co-payments that may be waived due to financial hardship based on a review of historical trends. This estimate is made as part of the Company’s evaluation of the adequacy of its allowance for doubtful accounts. There have not been any material revisions in this estimate for the periods presented in this filing.

Accounts Receivable Reserve Methodology

The Company has implemented a standardized approach to estimate and review the collectibility of its receivables based on accounts receivable aging trends. The Company analyzes historical collection trends, reimbursement experience and revenue adjustment trends by major payers including Medicare and other payers as well as by business lines, as an integral part of the estimation process related to determining the valuation allowance for accounts receivable. In addition, the Company assesses the current state of its billing functions on a quarterly basis in order to identify any known collection or reimbursement issues to determine the impact, if any, on its reserve estimates, which involve judgment. Revisions in reserve estimates are recorded as an adjustment to the provision for doubtful accounts, which is reflected in selling, general and administrative expenses for continuing operations and in discontinued operations in the consolidated statements of income. The provision for doubtful accounts relating to continuing operations and discontinued operations amounted to $4.6 million and $5.4 million, respectively, in fiscal 2009, $9.6 million and $1.4 million, respectively, in fiscal 2008 and $7.0 million and $2.9 million, respectively, in fiscal 2007. The allowance for doubtful accounts at January 3, 2010, December 28, 2008 and December 30, 2007 was $9.3 million, $8.2 million and $9.4 million, respectively. Additional information regarding the allowance for doubtful accounts can be found in Schedule II—Valuation and Qualifying Accounts on page 94 of this report.

Cost of Claims Incurred But Not Reported

The Company’s accounting policy with respect to cost of claims incurred but not reported was utilized in the recording of the Company’s CareCentrix operations which were disposed of in the CareCentrix Transaction, effective September 25, 2008. See Note 4.

Under capitated arrangements with managed care customers, the Company estimates the cost of claims incurred but not reported based on applying actuarial assumptions, historical patterns of utilization to authorized levels of service, current enrollment statistics and other information. Under fee-for-service arrangements with managed care customers, the Company also estimates the cost of claims incurred but not reported and the estimated revenue relating thereto in situations in which the Company is responsible for care management and patient services are performed by a non-affiliated provider.

The Company evaluated various assumptions and judgments used in determining cost of claims incurred but not reported utilizing the trailing twelve months of claims payments, and changes in estimated liabilities for cost of claims incurred but not reported are determined based on this evaluation.

The cost of claims incurred for fiscal years 2008 and 2007 was $189.6 million and $230.6 million, respectively.

Obligations Under Insurance Programs

The Company is obligated for certain costs under various insurance programs, including workers’ compensation, professional liability, property and general liability, and employee health and welfare.

The Company may be subject to workers’ compensation claims and lawsuits alleging negligence or other similar legal claims. The Company maintains various insurance programs to cover this risk with insurance policies subject to substantial deductibles and retention amounts. The Company recognizes its obligations associated with these programs in the period the claim is incurred. The cost of both reported claims and claims incurred but not reported, up to specified deductible limits, have generally been estimated based on historical data, industry statistics, the Company’s specific historical claims experience, current enrollment statistics and other information. The Company’s estimates of its obligations and the resulting reserves are reviewed and updated from time to time but at least quarterly. The elements which impact this critical estimate include the number, type and severity of claims and the policy deductible limits; therefore, the estimate is sensitive and changes in the estimate could have a material impact on the Company’s consolidated financial statements.

Workers’ compensation and professional and general liability costs associated with continuing operations were $15.9 million, $15.5 million, and $16.3 million for the fiscal years ended January 3, 2010, December 28, 2008 and December 30, 2007, respectively. The Company’s workers’ compensation and professional and general liability costs relating to discontinued operations were approximately $0.3 million for each of fiscal years 2007 through 2009. Differences in costs between fiscal years relate primarily to the number and severity of claims incurred in each reported period as well as changes in the cost of insurance coverage. Workers’ compensation and professional liability claims, including any changes in estimate relating thereto, are recorded primarily in cost of services sold in the Company’s consolidated statements of income. There have not been any material revisions in estimates of prior year costs for the periods presented in this filing.

The Company maintains insurance coverage on individual claims. The Company is responsible for the cost of individual workers’ compensation claims and individual professional liability claims up to $500,000 per incident that occurred prior to March 15, 2002, and $1,000,000 per incident thereafter. The Company also maintains excess liability coverage relating to professional liability and casualty claims which provides insurance coverage for individual claims of up to $25,000,000 in excess of the underlying coverage limits. Payments under the Company’s workers’ compensation program are guaranteed by letters of credit. The Company believes that its present insurance coverage and reserves are sufficient to cover currently estimated exposures, but there can be no assurance that the Company will not incur liabilities in excess of recorded reserves or in excess of its insurance limits.

The Company provides employee health and welfare benefits under a self insured program and maintains stop loss coverage for individual claims in excess of $175,000 for fiscal 2009. For fiscal years ended January 3, 2010, December 28, 2008 and December 30, 2007, employee health and welfare benefit costs associated with continued operations were $55.0 million, $45.9 million and $37.7 million, respectively. Employee health and welfare benefits costs associated with discontinued operations were $2.1 million, $2.0 million and $1.7 million for fiscal years 2009, 2008 and 2007, respectively. Differences in costs between fiscal years relate primarily to increased enrollment and the number and severity of individual claims incurred in each reported period. Changes in estimates of the Company’s employee health and welfare claims are recorded in cost of services sold for clinical associates and in selling, general and administrative costs for administrative associates in the Company’s consolidated statements of income. There have not been any material revisions in estimates of prior year costs for the periods presented in this filing.

The Company also maintains Directors and Officers liability insurance coverage with an aggregate limit of $60 million.

Other Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all investments with a maturity date three months or less from their date of acquisition to be cash equivalents.

The Company had operating funds of approximately $5.5 million and $4.6 million at January 3, 2010 and December 28, 2008, respectively, which exclusively relate to a non-profit hospice operation managed in Florida. Cash and cash equivalents also included amounts on deposit with several major financial institutions in excess of the maximum amount insured by the Federal Deposit Insurance Corporation. Management believes that these major financial institutions are viable entities.

Investments

At January 3, 2010 and December 28, 2008, the Company held an ownership interest of approximate 30 percent in the combined preferred and common equity of CareCentrix Holdings Inc. The Company’s ongoing ownership interest is subject to dilution following any equity issuances to employees of CareCentrix Holdings Inc. and any other parties. The Company accounts for its investment in this unconsolidated affiliate using the equity method of accounting, since the Company has the ability to exercise significant influence, but not control, over the affiliate. Significant influence is deemed to exist because the Company’s ownership interest in the voting stock of the affiliate is between 20 percent and 50 percent as well as through the Company’s representation on the affiliate’s Board of Directors. The Company’s equity ownership interest in CareCentrix Holdings Inc. is recorded in investment in affiliate in the accompanying consolidated balance sheets.

At January 3, 2010 and December 28, 2008, the Company had assets of $20.0 million and $14.6 million, respectively, held in a Rabbi Trust for the benefit of participants of the Company’s non-qualified defined contribution retirement plan. The corresponding amounts payable to the plan participants are equivalent to the underlying value of the assets held in the Rabbi Trust. Assets held in a Rabbi Trust and amounts payable to plan participants are classified in other assets and other liabilities, respectively, in the Company’s consolidated balance sheets.

The Company’s other short term and long term investments consisted of AAA rated municipal bonds with an auction reset feature (“auction rate securities”) and other debt securities with an original maturity of more than three months and less than one year on the acquisition date. Investments in debt securities, if any, would be classified by individual security into one of three separate categories: available-for-sale, held-to-maturity or trading.

At December 28, 2008, the Company held $13.0 million of investments categorized as available-for-sale. Available-for-sale investments are carried on the balance sheet at fair value. Unrealized gains and losses on available-for-sale investments are reflected in accumulated other comprehensive income (loss) in the accompanying consolidated balance sheets. These investments were liquidated in fiscal 2009 as further discussed in Note 5.

Inventory

Inventories are stated at the lower of cost or market utilizing the specific identification method. The Company’s inventory related primarily to products utilized in the Company’s HME and IV businesses, which were classified as held for sale at January 3, 2010. Inventories amounted to approximately $2.4 at January 3, 2010, which was included in current assets held for sale and approximately $2.4 million at December 28, 2008, which were included in prepaid expenses and other current assets.

Fixed Assets

Fixed assets, including costs of Company developed software, are stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized over the shorter of the life of the lease or the life of the improvement. See Note 9.

Goodwill and Other Intangible Assets

The Company is required to test goodwill and other indefinite-lived intangible assets for impairment on an annual basis and between annual tests if current events or circumstances require an interim impairment assessment. The Company allocates goodwill to its various operating units. The Company compares the fair value of each operating unit to its carrying amount to determine if there is potential goodwill impairment. If the fair value of an operating unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the operating unit is less than the carrying value of its goodwill.

To determine the fair value of the Company’s operating units, the Company uses a present value (discounted cash flow) technique corroborated by market multiples when available, or other valuation methodologies, as appropriate.

The Company is required to compare the fair values of other indefinite-lived intangible assets to their carrying amounts. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized. Fair values of other indefinite-lived intangible assets are determined based on discounted cash flows or appraised values, as appropriate.

During the fourth quarter of 2009, the Company committed to a plan to exit its HME and IV businesses and met the requirements to designate these businesses as held for sale in accordance with applicable accounting guidance. The Company performed an impairment test of goodwill in connection with the classification of the Company’s HME and IV businesses as held for sale. The Company based its fair value estimate of these businesses on market valuations received from potential buyers as the Company had a more likely-than-not expectation that those businesses would be sold. The impairment test indicated that the fair value of those operating units less costs to sell were lower than the carrying value and, as such, the Company recorded a write-down of goodwill of approximately $9.6 million in discontinued operations, in 2009. Remaining goodwill and intangible assets, net, at January 3, 2010, approximated $2.7 million and $0.8 million, respectively, and have been reclassified as non-current assets held for sale in the Company’s consolidated balance sheet. Goodwill and identifiable intangibles assets, net associated with the Company’s HME and IV businesses at December 28, 2008 were $12.3 million and $1.0 million, respectively.

The annual impairment test of goodwill and indefinite-lived intangibles for the Company’s other operating units was performed and indicated that there was no impairment for the fiscal years 2009, 2008 and 2007. Goodwill amounting to $299.5 million and $308.2 million was reflected in the accompanying consolidated balance sheets as of January 3, 2010 and December 28, 2008, respectively. The Company had indefinite-lived intangible assets of $221.1 million and $215.6 million recorded as of January 3, 2010 and December 28, 2008, respectively.

The gross carrying amount and accumulated amortization of each category of identifiable intangible assets and goodwill as of January 3, 2010 and December 28, 2008 were as follows (in thousands):

	January 3, 2010			December 28, 2008
	Home Health	Hospice	Total	Home Health	Hospice	Discontinued Operations	Total	Useful Life
Amortized intangible assets:
Covenants not to compete	$1,323	$275	$1,598	$1,198	$275	$—	$1,473	5 Years
Less: accumulated amortization	(1,132)	(197)	(1,329)	(884)	(142)	—	(1,026)

Net covenants not to compete	191	78	269	314	133	—	447
Customer relationships	27,016	660	27,676	25,420	660	1,600	27,680	5-10 Years
Less: accumulated amortization	(8,580)	(121)	(8,701)	(5,819)	(55)	(590)	(6,464)

Net customer relationships	18,436	539	18,975	19,601	605	1,010	21,216
Tradenames	18,215	130	18,345	18,099	130	—	18,229	10 Years
Less: accumulated amortization	(6,834)	(24)	(6,858)	(5,005)	(11)	—	(5,016)

Net tradenames	11,381	106	11,487	13,094	119	—	13,213

Subtotal	30,008	723	30,731	33,009	857	1,010	34,876
Indefinite-lived intangible assets:
Certificates of need	217,036	4,026	221,062	211,530	4,026	—	215,556	Indefinite

Total identifiable intangible assets	$247,044	$4,749	$251,793	$244,539	$4,883	$1,010	$250,432

The gross carrying amount of goodwill and accumulated impairment losses as of January 3, 2010 and December 28, 2008 were as follows (in thousands):

	Home Health	Hospice	Discontinued Operations (1)	Total
Balance at December 30, 2007:
Goodwill	$231,513	$32,243	$12,344	$276,100
Goodwill acquired during 2008	27,099	5,014	—	32,113
Balance at December 28, 2008:

Goodwill	258,612	37,257	12,344	308,213

Impairment loss	—	—	(9,612)	(9,612)
Reclassification to intangibles	—	(57)	—	(57)
Reclassification to non current assets held for sale	—	—	(2,732)	(2,732)
Goodwill acquired during 2009	3,722	—	—	3,722
Balance at January 3, 2010:

Goodwill	262,334	37,200	9,612	309,146
Accumulated impairment losses	—	—	(9,612)	(9,612)

Total	$262,334	$37,200	$—	$299,534

(1)	Represents goodwill associated with the Company’s HME and IV businesses which were classified as held for sale at January 3, 2010.

For fiscal years 2009 and 2008, the gross carrying amount of certain identifiable intangible assets and goodwill increased as a result of acquisitions the Company completed (see Note 4).

For the fiscal years 2009, 2008 and 2007, amortization expense approximated $5.0 million, $4.6 million and $3.7 million, respectively. The estimated amortization expense for each of the five succeeding fiscal years approximates $5.0 million for fiscal year 2010, $4.8 million for fiscal years 2011 through 2012, $4.4 million for fiscal year 2013, and $4.2 million for fiscal year 2014.

Certificates of Need

A Certificate of Need (“CON”) is a formal acknowledgement by a state government that a particular health care service, program or capital expenditure meets the identified needs of the state in providing health care to its population. For home health or hospice providers in certain regulated states, a CON functions as a permit or authorization to provide services in certain designated areas (i.e., counties or service areas) indefinitely. The CON process varies from state to state and is designed to prevent unnecessary duplication of services by regulating the number of providers that can engage in particular types of services within the service area. Currently, 17 states and the District of Columbia require CONs in order to operate a Medicare-certified home health agency, and 12 states and the District of Columbia require CONs in order to operate a Medicare-certified hospice agency. Without CON authority in these jurisdictions, a party is precluded from providing these services. The issuance of new CONs by most of these states has been very limited.

The amounts set forth in the table above for “Indefinite-lived intangible assets—Certificates of need” reflect the value of CONs acquired during fiscal 2006 and thereafter. The Company valued these CONs using an income approach and determined that these CONs represent a right to conduct business in otherwise restricted areas as discussed above and should be recognized as an intangible asset apart from goodwill in accordance with authoritative guidance.

Gentiva has also classified the CONs as indefinite-lived, and therefore determined that the value of these CONs should not be amortized, in accordance with authoritative guidance that states “if no legal, regulatory, contractual, competitive, economic, or other factors limit the useful life of an intangible asset to the reporting entity, the useful life of the asset shall be considered to be indefinite.” The holder of a CON may provide services in CON-approved counties indefinitely as long as services continue to be provided in a manner consistent with and as authorized by the respective CON. Furthermore, CONs are not subject to obsolescence because of competition since the issuance of new CONs is subject to regulatory approval that is granted in part only if there is a “need” for services of the same type in the relevant market. That attribute is a major factor in the significant market value inherent in a CON.

Accounting for Impairment and Disposal of Long-Lived Assets

The Company evaluates the possible impairment of its long-lived assets, including intangible assets, which are amortized pursuant to the authoritative guidance. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. Evaluation of possible impairment is based on the Company’s ability to recover the asset from the expected future pretax cash flows (undiscounted and without interest charges) of the related operations. If the expected undiscounted pretax cash flows are less than the carrying amount of such asset, an impairment loss is recognized for the difference between the estimated fair value and carrying amount of the asset.

Equity-Based Compensation Plans

The Company has several stock ownership and compensation plans, which are described more fully in Note 14. The Company accounts for its equity-based compensation plans in accordance with authoritative guidance under which the estimated fair value of share-based awards granted under the Company’s equity-based compensation plans is recognized as compensation expense over the vesting period of the award.

Earnings Per Share

Basic and diluted earnings per share for each period presented have been computed by dividing income from continuing operations, discontinued operations (net of tax) and net income by the weighted average number of shares outstanding for each respective period. The computations of basic and diluted per share amounts relating to income from continuing operations are as follows (in thousands, except per share amounts):

	For the Fiscal Year Ended
	January 3, 2010	December 28, 2008	December 30, 2007
Income from continuing operations	$69,796	$151,446	$31,586
Basic weighted average common shares outstanding	29,103	28,578	27,798
Shares issuable upon the assumed exercise of stock options and in connection with the employee stock purchase plan using the treasury stock method	719	861	801

Diluted weighted average common shares outstanding	29,822	29,439	28,599
Income from continuing operations per common share:
Basic	$2.40	$5.30	$1.14
Diluted	$2.34	$5.15	$1.11

Income Taxes

The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Uncertain tax positions must be more likely than not before a tax benefit is recognized in the financial statements. The benefit to be recorded is the amount most likely to be realized assuming a review by tax authorities having all relevant information and applying current conventions. See Note 15.

Debt Issuance Costs

The Company amortizes deferred debt issuance costs over the term of its credit agreement. As of January 3, 2010 and December 28, 2008, the Company had unamortized debt issuance costs of $2.7 million and $3.8 million, respectively, recorded in other assets.

Reclassifications and Revisions

Certain reclassifications and revisions have been made to the fiscal 2008 and 2007 consolidated financial statements to conform to the current year presentation. These reclassifications and revisions included, among other things, (i) the reporting of operating results of the HME and IV businesses as discontinued operations, net of tax, as further described in Note 3, (ii) presentation changes in segment reporting as further described in Note 17 and (iii) a reclassification to reduce Hospice net revenues and cost of services sold by approximately $8.6 million and $9.3 million in fiscal year 2008 and 2007, respectively, relating to the reimbursement of nursing home room and board charges for hospice patients.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) established the FASB Accounting Standards Codification (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with GAAP. All guidance included in such Codification will be considered authoritative at that time, even guidance that comes from what is currently deemed to be a non-authoritative section of a standard. Recognition of the Codification in financial statements is applicable for interim and annual periods ending after September 15, 2009. The Company adopted this guidance in the third quarter of fiscal 2009, and the adoption did not have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued authoritative guidance establishing general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. This guidance is effective for interim and annual periods ending after June 15, 2009. The Company adopted this guidance in the second quarter of fiscal 2009, and it did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued authoritative guidance to require fair value disclosures of financial instruments in interim financial statements as well as in annual financial statements. The Company adopted this guidance in the second quarter of fiscal 2009, and it did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued additional authoritative guidance on valuation techniques for estimating the fair value of assets or liabilities when there has been a significant decrease in volume and level of market activity. The Company adopted this guidance in the second quarter of fiscal 2009, and it did not have a material impact on the Company’s consolidated financial statements. See Note 5.

In April 2009, the FASB issued authoritative guidance which addresses application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This guidance is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted this guidance in the first quarter of fiscal 2009, and it did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued authoritative guidance that changes existing guidance for determining whether debt securities are other-than-temporarily impaired and replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not be required to sell the security before recovery of its cost basis. Assuming these two criteria are met, the guidance requires entities to separate an other-than-temporary impairment of a debt security into two components. The amount of the other-than-temporary impairment related to a credit loss is recognized in earnings, and the amount of the other-than-temporary impairment related to other factors is recorded in other comprehensive income (loss). The Company adopted the guidance during the second quarter of 2009, as further described in Note 5.

In April 2008, the FASB issued authoritative guidance which amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions, and increases the disclosure requirements related to renewal or extension assumptions. The Company has adopted this guidance for all intangible assets acquired on or after January 1, 2009, and the adoption did not have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued authoritative guidance that establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained, noncontrolling equity investments when a subsidiary is deconsolidated. It further establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This guidance is effective for fiscal years beginning after December 15, 2008. The Company adopted this guidance in the first quarter of fiscal 2009, and the adoption did not have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued authoritative guidance related to business combination which established principles and requirements as to how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree, and the goodwill acquired and also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This guidance is effective for fiscal years beginning after December 15, 2008. The Company adopted this guidance in the first quarter of fiscal 2009, and the adoption did not have a material impact on the Company’s consolidated financial statements.

Note 3.	Discontinued Operations and Assets Held for Sale

On February 1, 2010, the Company consummated the sale of its HME and IV businesses to a subsidiary of Lincare Holdings, Inc. in an all-cash transaction. See Note 18. During the fourth quarter of 2009, the Company committed to a plan to exit its HME and IV businesses and met the requirements to designate these businesses as held for sale in accordance with applicable accounting guidance. The financial results of these two operating segments are reported as discontinued operations in the Company’s consolidated financial statements.

At January 3, 2010 and December 28, 2008, the major classes of assets of the HME and IV businesses that were not retained by the Company following the sale were as follows:

	January 3, 2010	December 28, 2008
Current assets:
Inventory	$2,367	$2,063
Prepaid expenses and other current assets	182	159

Total current assets	2,549	2,222
Non-current assets:
Fixed assets, net	5,145	5,003
Intangible assets, net	781	1,010
Goodwill	2,732	12,343
Other assets	31	36

Total non-current assets	8,689	18,392

Total	$11,238	$20,614

The assets at January 3, 2010 as presented above were classified as assets held for sale in the accompanying consolidated balance sheet. The Company retained accounts receivable, net associated with these businesses of approximately $10.2 million and $8.8 million at January 3, 2010 and December 28, 2008, respectively. There were no liabilities classified as held for sale as the Company did not transfer any pre-closing liabilities in the transaction. Liabilities associated with the HME and IV businesses approximated $3.1 million at January 3, 2010 and $2.5 million at December 28, 2008.

HME and IV net revenues and operating results for the periods presented were as follows (dollars in thousands):

	Fiscal Year
	2009	2008	2007
Net revenues	$55,281	$52,328	$48,636

Income (loss) before income taxes	$(11,164)	$3,154	$1,994
Income tax (expense) benefit	550	(1,150)	(752)

Discontinued operations, net of tax	$(10,614)	$2,004	$1,242

Depreciation and amortization expense relating to discontinued operations amounted to $5.9 million, $5.7 million and $5.2 million for fiscal years 2009, 2008 and 2007, respectively.

Upon designation as held for sale, the carrying value of the assets of the businesses were recorded at the lower of their carrying value or their estimated fair value less costs to sell. The Company performed a goodwill impairment test which indicated an impairment of the goodwill associated with these businesses and recorded a write-down of goodwill of approximately $9.6 million in discontinued operations for fiscal year 2009. There was no income tax benefit recorded in connection with the goodwill write-down.

Note 4.	Dispositions and Acquisitions

Pediatric and Other Asset Dispositions

During the first quarter of fiscal 2009, the Company sold assets associated with certain branch offices that specialized primarily in pediatric home health care services for consideration of $6.5 million. The sales related to seven offices in five cities and included the adult home care services in the affected offices. The Company received $5.9 million in cash at the close of the sale and $0.6 million as a final payment in September 2009. In addition, the Company sold assets associated with two branch offices in upstate New York which provided home health services under New York Medicaid programs, for cash consideration of $0.3 million. The transactions, after deducting related costs, resulted in a net gain before income taxes of $6.0 million. This gain is included in the gain on sale of assets and business, net in the Company’s consolidated statement of income for fiscal year 2009.

CareCentrix Disposition

Effective September 25, 2008, the Company completed the disposition of 69 percent of its equity ownership interest in the Company’s CareCentrix ancillary care benefit management business for total consideration of approximately $135 million, consisting of (i) cash proceeds of $84 million (which included payment in full of the $38 million redemption note), (ii) a $25 million note receivable bearing interest at 10 percent per annum, (iii) an estimated working capital adjustment of $1.4 million based on preliminary closing balance sheet, and (iv) reimbursement of $1.5 million of transaction related expenses incurred by the Company. In addition, the Company retained a 31 percent equity interest in CareCentrix Holdings, represented by 234,000 shares of preferred stock and 260,000 shares of common stock. The working capital adjustment is subject to change based on a final closing date balance sheet. Of the $84 million in cash proceeds received by the Company, $58 million was used to repay a portion of the Company’s term loan under its credit agreement on the closing date.

The Company recorded its investment in the preferred stock of CareCentrix Holdings at fair value of $23.3 million as of the transaction closing date. The preferred stock carries a 12 percent cumulative dividend, to be paid as declared or upon liquidation or other allowed redemptions, and has a liquidation value of $100 per share plus the accumulated and unpaid dividends. In accordance applicable guidance, the Company’s investment in common stock of CareCentrix Holdings was recorded on a carryover basis; therefore, the carrying value of the common stock at date of disposition was recorded at no value.

During fiscal year 2008, the Company recognized a pre-tax gain on the sale of approximately $107.9 million, net of approximately $6.5 million of transaction costs. Transaction costs included (i) approximately $4.7 million of professional fees and expenses, including fees associated with an amendment of the Company’s credit facility, (ii) $1.2 million related to the write-off of capitalized development costs for software that will not be utilized following the transaction, and (iii) $0.6 million in additional amortization of deferred debt issuance costs related to the debt repayment. Approximately $1.5 million of transaction costs were paid by the Buyer.

Acquisitions

During fiscal 2009, 2008 and 2007, the Company completed several acquisitions as further described below.

Fiscal 2009

For fiscal 2009, total cash consideration paid for acquired businesses amounted to $11.2 million, excluding transaction costs and subject to post-closing adjustments. The acquisitions completed during the 2009 period extended the Company’s operations primarily into geographic areas not previously serviced by the Company within states requiring a Certificate of Need (“CON”) to perform home health services. The name of the acquired home health agency, the acquisition date and the geographic service area are summarized below:

Name of Agency	Acquisition Date	Geographic Service Area
Mid-State Home Health Agency	June 20, 2009	Central Louisiana
Nicholas County Home Health Agency	July 1, 2009	West Virginia
Magna Home Health	August 22, 2009	Central Mississippi /Western Alabama
Coordinated Home Health	October 16, 2009	Southeastern New Mexico and El Paso, TX
AIM Home Care	December 11, 2009	Encino, CA

Fiscal 2008

During fiscal 2008, total net cash consideration paid for acquired businesses amounted to $68.1 million, inclusive of $7.4 million of debt repayments made on behalf of an acquired business. These acquisitions are further described below:

Hospice of Charleston

Effective August 2, 2008, the Company acquired certain assets of Hospice of Charleston, a non-profit homecare company that provided hospice services, as well as home health services, for approximately $1.2 million, excluding transaction costs and subject to post-closing adjustments, which was funded from the Company’s existing cash reserves. The acquisition allows the Company to expand its home health services to three CON counties in and around Charleston, South Carolina.

Physicians Home Health Care

Effective June 1, 2008, the Company completed the acquisition of CSMMI, Inc., d/b/a Physicians Home Health Care (“PHHC”), a provider of home health services with three locations in Colorado, pursuant to an asset purchase agreement. Total consideration of $12 million, excluding transaction costs and subject to post-closing adjustments, consisted of $11.1 million paid at the time of closing, net of cash acquired of $0.9 million. The Company funded the purchase price using borrowings under its existing revolving credit facility. The Company acquired PHHC to extend its home health services into the state of Colorado.

Home Health Care Affiliates, Inc.

Effective February 29, 2008, the Company completed the acquisition of 100 percent of the equity interest in Home Health Care Affiliates, Inc. (“HHCA”), a provider of home health and hospice services with 14 locations in Mississippi. Total consideration of $55.6 million, excluding transaction costs and subject to post-closing adjustments, consisted of cash of $48.0 million and assumption of HHCA’s existing debt and accrued interest, aggregating $7.4 million, which the Company paid off at the time of closing, net of cash acquired of $0.2 million. The Company funded the purchase price using (i) existing cash balances of $43.6 million and (ii) $12.0 million of borrowings under its existing revolving credit facility.

The Company acquired HHCA to expand and extend its services in the southeast United States. The Company had not previously provided any services in Mississippi, a state which requires providers to have a CON in order to operate a Medicare-certified home health agency. There have been no new CONs issued in Mississippi in recent years.

Fiscal 2007

Baptist Home Care

Effective July 1, 2007, the Company acquired the home health operations as well as the respiratory and home medical equipment business of North Carolina Baptist Hospital pursuant to an asset purchase agreement. Total consideration of $3.8 million was paid in cash. The transaction, which included the acquisition of certain assets and the assumption of certain liabilities related to contracts and leases, was completed primarily to expand the Company’s home health offerings in North Carolina.

The financial results of the above acquired operations are included in the Company’s consolidated financial statements from the respective acquisition dates. The purchase prices were allocated to the underlying assets acquired and liabilities assumed based on their estimated fair market value at the dates of the acquisitions. The Company determines the estimated fair values based on discounted cash flows and management’s valuation of the intangible assets acquired.

The allocations of the purchase prices relating to acquisitions consummated in 2009 and 2008 follow (in thousands):

	2009 Total	2008 Total
Cash	$—	$1,072
Accounts receivable, net	393	7,865
Fixed assets, net	101	1,178
Identifiable intangible assets	7,268	43,630
Goodwill	3,722	32,033
Other assets	12	48

Total assets acquired	11,496	85,826
Accounts payable and accrued liabilities	(85)	(1,071)
Short-term and long-term debt	(12)	(7,457)
Deferred tax liability	—	(8,913)
Other liabilities	(224)	(6,672)

Total liabilities assumed	(321)	(24,113)

Net assets acquired	$11,175	$61,713

The valuation of the intangible assets by component and their respective useful life is as follows (in thousands):

	Total Intangible Assets		Useful life
	2009	2008
Noncompete agreement	$125	$—	5 years
Tradenames	116	1,201	10 years
Customer relationships	1,596	9,910	10 years
Certificates of need	5,431	32,519	indefinite

Total	$7,268	$43,630

For goodwill and identifiable intangibles additions during fiscal 2008, the Company expects that between 50 percent and 60 percent of the aggregate amount of goodwill and identifiable intangible assets will be amortized for tax purposes. For fiscal 2009 additions, the Company expects substantially all goodwill and identifiable intangible assets will be amortized for tax purposes.

Note 5.	Fair Value of Financial Instruments

Fair Value of Financial Instruments

The Company’s financial instruments are measured and recorded at fair value on a recurring basis, except for notes receivable from affiliate and long-term debt. The fair values for notes receivable from affiliate and non-financial assets, such as fixed assets, intangible assets and goodwill, are measured periodically and recorded only if an impairment charge is required. The carrying amount of the Company’s accounts receivable, accounts payable and certain other current liabilities approximates fair value due to their short maturities.

Fair value is defined under authoritative guidance as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. The three levels of inputs are as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial Instruments Recorded at Fair Value

The Company’s fair value hierarchy for its financial assets measured at fair value on a recurring basis was as follows (in thousands):

	January 3, 2010				December 28, 2008
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$79,919	$—	$—	$79,919	$57,969	$—	$—	$57,969
Municipal bonds	—	—	—	—	—	—	11,050	11,050
Rabbi Trust	19,980	—	—	19,980	14,588	—	—	14,588

Total assets	$99,899	$—	$—	$99,899	$72,557	$—	$11,050	$83,607

Liabilities:
Payables to plan participants	19,980	—	—	19,980	14,588	—	—	14,588

Assets of the Rabbi Trust are held for the benefit of participants of the Company’s non-qualified defined contribution retirement plan. The value of assets held in a Rabbi Trust is based on quoted market prices of securities and investments, including money market accounts and mutual funds, maintained within the Rabbi Trust. The corresponding amounts payable to plan participants are equivalent to the underlying value of assets held in the Rabbi Trust. Assets held in a Rabbi Trust and amounts payable to plan participants are classified in other assets and other liabilities, respectively, in the Company’s consolidated balance sheets. See Note 16 for additional information. Money market funds represent cash equivalents and were classified in cash and cash equivalents in the Company’s consolidated balance sheet at January 3, 2010 and December 28, 2008. Municipal bonds, which are classified as short-term and long-term investments, consist of auction rate securities whose underlying assets are student loans which are substantially backed by the federal government. These securities have been classified as Level 3 as their valuation requires substantial judgment and estimation of factors that are not currently observable in the market due to the lack of trading in the securities. The following table provides a summary of changes in fair value of the Company’s Level 3 financial assets (in thousands):

Total
Balance at December 28, 2008	$11,050
Reversal of valuation	1,950
Cash proceeds from sale of financial assets	(12,000)
Realized loss on sale	(1,000)

Balance at January 3, 2010	$—

During fiscal 2008, the Company reclassified auction rate securities with par value of $13 million to long-term investments and recorded an unrealized loss of approximately $1.9 million to write-down the auction rate securities to estimated fair value at 85 percent of par, due to the reduced liquidity for these securities as a result of failed auctions. The unrealized loss, net of tax, of $1.2 million on auction rate securities was reflected in accumulated other comprehensive loss in the consolidated balance sheet at December 28, 2008. During fiscal 2009, the Company sold (i) $3.0 million of auction rate securities at 85 percent of par, (ii) $5.0 million of auction rate securities at 89 percent of par, and (iii) $5.0 million of auction rate securities at par. In connection with these transactions, the Company reversed the valuation allowance of $1.9 million ($1.2 million, net of tax, as reflected in accumulated other comprehensive loss) and recorded a realized loss of approximately $1.0 million which was reflected in interest expense and other in the Company’s consolidated statement of income for fiscal 2009.

Other Financial Instruments

The carrying amount and estimated fair value of the Company’s other financial instruments were as follows (in thousands):

	January 3, 2010		December 28, 2008
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Note receivable from affiliate	$25,000	$26,000	$25,000	$25,000
Liabilities:
Long-term debt	$232,000	$216,900	$251,000	$210,840

The estimated fair value of the note receivable from affiliate was determined from Level 3 inputs based on an income approach using the discounted cash flow method. The fair value represents the net present value of (i) the after tax cash flows relating to the note’s annual income stream plus (ii) the return of the invested principal using a maturity date of March 25, 2014 (see Note 7), after considering assumptions relating to risk factors and economic conditions.

In determining the estimated fair value of long-term debt, Level 2 inputs based on the use of bid and ask prices were considered. Due to the infrequent number of transactions that occur related to the long-term debt, the Company does not believe an active market exists for purposes of this disclosure.

Note 6.	Net Revenues and Accounts Receivable

Net Revenues

Net revenues by major payer classification were as follows (in thousands):

	Fiscal Year
	2009	2008	2007
Medicare	$851,307	$704,195	$601,268
Medicaid and Local Government	94,181	122,526	131,348
Commercial Insurance and Other:
Paid at episodic rates	79,284	53,183	29,254
Other	127,688	359,632	409,479

Total net revenues	$1,152,460	$1,239,536	$1,171,349

Net revenues in Home Health and Hospice segments were derived from all major payer classes. CareCentrix net revenues were 100 percent attributable to the Commercial Insurance and Other payer source.

CareCentrix is a party to a contract with Cigna, pursuant to which CareCentrix provided or contracted with third-party providers to provide various homecare services, including direct home nursing and related services, home infusion therapies and certain other specialty medical equipment to patients insured by Cigna. For fiscal years 2008 and 2007, Cigna accounted for approximately 81 percent and 82 percent, respectively, of CareCentrix total net revenues, which in turn represented approximately 15 percent and 20 percent, respectively, of the Company’s total net revenues.

Net revenues generated under capitated agreements with managed care payers were approximately 4 percent and 6 percent of total net revenues for fiscal 2008 and 2007, respectively. As a result of the CareCentrix Transaction, beginning in the fourth quarter of fiscal 2008, the Company’s net revenues associated with capitated agreements are immaterial.

No other commercial payer accounted for 10 percent or more of the Company’s total net revenues in any of the reported periods.

Medicare MO 175 Issue

During fiscal 2004, CMS determined that home care providers should have received lower reimbursements for certain services rendered to beneficiaries discharged from inpatient hospitals within 14 days immediately preceding admission to home healthcare (known as the “MO 175 issue”). As a result, the Company had recorded Medicare liabilities relating to the MO 175 issue aggregating $1.7 million through 2006. In late December 2006, Medicare began recouping amounts for these items. In December 2008, Medicare announced it was no longer pursuing reimbursement for this issue for fiscal years 2001 through 2004 and, as such, the Company reversed the remaining reserve relating to the MO 175 issue of approximately $1.3 million into income for the fiscal year ended December 28, 2008.

Other Settlements

During the fourth quarter of fiscal 2008, the Company recorded a pre-tax charge of approximately $1.8 million in connection with changes in estimated settlements relating to reimbursement for services performed in prior years under various Federal, state and local programs.

Accounts Receivable

Accounts receivable attributable to major payer sources of reimbursement are as follows:

	January 3, 2010		December 28, 2008
Medicare	$126,927	66%	$117,311	63%
Medicaid and Local Government	16,465	9	21,384	11
Commercial Insurance and Other	48,104	25	46,733	26

Gross Accounts Receivable	191,496	100%	185,428	100%

Less: Allowance for doubtful accounts	(9,304)		(8,227)

Net Accounts Receivable	$182,192		$177,201

Net accounts receivable associated with the Company’s discontinued operations were approximately $10.2 million and $8.8 million at January 3, 2010 and December 28, 2008, respectively. The Commercial Insurance and Other payer group included self-pay accounts receivable relating to patient co-payments of $3.8 million and $3.2 million as of January 3, 2010 and December 28, 2008, respectively.

Note 7.	Note Receivable from and Investment in Affiliate

The Company holds a $25 million convertible subordinated promissory note from CareCentrix. The note is due on the earliest of March 25, 2014, a public offering by CareCentrix Holdings, or a sale of CareCentrix Holdings. The note bears interest at a fixed rate of 10 percent, which is payable quarterly, provided that CareCentrix remains in compliance with its senior debt covenants. Interest on the CareCentrix note, which is included in interest income in the accompanying consolidated statements of income, amounted to $2.5 million and $0.6 million in fiscal 2009 and 2008, respectively.

The Company recognized approximately $1.1 million of equity in the net earnings of affiliate for fiscal year 2009 and $35 thousand of equity in the net loss of affiliate for the period September 25, 2008 to December 28, 2008.

Note 8.	Restructuring, Integration Costs and Other Special Charges

During fiscal years 2009, 2008 and 2007, the Company recorded charges of $2.4 million, $2.7 million and $2.4 million, respectively, in connection with restructuring and integration activities, as well as professional fees and other costs associated with its merger and acquisition activities. Charges included severance costs in connection with the termination of personnel and facility lease and other costs.

The costs incurred and cash expenditures associated with these activities during fiscal years 2009, 2008 and 2007 were as follows (in thousands):

	Compensation and Severance Costs	Facility Lease Costs	Other Special Charges	Total
Ending balance at December 31, 2006	$1,281	$—	$2	$1,283
Charge in 2007	1,218	247	870	2,335
Cash expenditures	(1,958)	(247)	(872)	(3,077)

Ending balance at December 30, 2007	541	—	—	541
Charge in 2008	882	83	1,738	2,703
Cash expenditures	(1,324)	(83)	(1,738)	(3,145)

Ending balance at December 28, 2008	99	—	—	99
Charge in 2009	1,371	568	453	2,392
Cash expenditures	(1,218)	(174)	(453)	(1,845)

Ending balance at January 3, 2010	$252	$394	$—	$646

During the fiscal year 2007, the Company recorded a positive adjustment of $0.8 million in selling, general and administrative expenses in connection with the extension of a sub-lease agreement.

The balance of unpaid charges relating to all restructuring and integration activities aggregated $0.7 million at January 3, 2010 and $0.3 million at December 28, 2008, which was included in other accrued expenses in the Company’s consolidated balance sheets.

Note 9.	Fixed Assets, Net

(in thousands)	Useful Lives	January 3, 2010	December 28, 2008
Land	Indefinite	$730	$730
Building	30 Years	2,938	2,938
Computer equipment and software	3-7 Years	103,022	92,659
Home medical equipment	4 Years	3,686	15,595
Furniture and fixtures	5 Years	32,211	30,645
Leasehold improvements	Lease Term	14,120	16,375
Machinery and equipment	5 Years	4,008	5,345

		160,715	164,287
Less accumulated depreciation		(94,802)	(100,472)

		$65,913	$63,815

Depreciation expense was approximately $11.9 million in fiscal 2009, $11.7 million in fiscal 2008 and $11.1 million in fiscal 2007.

Computer equipment and software at January 3, 2010 and December 28, 2008, included deferred software development costs of $37.0 million and $31.8 million, respectively, primarily related to the Company’s LifeSmart clinical management system. During fiscal 2009, the Company began depreciating its clinical management software, on a straight-line basis utilizing a seven year useful life, at the time that the technology became available for its intended use within a specific branch. Depreciation expense relating to this item approximated $0.2 million for fiscal 2009.

As of January 3, 2010 and December 28, 2008, the net book value of home medical equipment was approximately $1.9 million and $1.8 million, respectively, representing monitoring and other devices used primarily in the Company’s home health business. Net book value of home medical equipment utilized in the Company’s HME and IV businesses approximated $3.7 million at January 3, 2010, which is reflected in non-current assets held for sale and $3.6 million at December 28, 2008, which is included fixed assets, net in the Company’s consolidated balance sheets.

During fiscal 2008, the Company recorded a write-down of approximately $0.5 million (see Note 8) relating to developed software for which it was determined there was minimal future value. In connection with the CareCentrix Transaction, the Company recorded a $1.2 million write-off of capitalized development costs for software that would not be utilized following the transaction.

Note 10.	Long-Term Debt

Credit Arrangements

The Company’s credit agreement, which was entered into on February 28, 2006, provided for an aggregate borrowing amount of $445.0 million of senior secured credit facilities consisting of (i) a seven year term loan of $370.0 million and (ii) a six year revolving credit facility of $75.0 million. On March 5, 2008, in accordance with the provisions of its credit agreement, the Company and certain of its lenders agreed to increase the revolving credit facility from $75.0 million to $96.5 million. Of the total revolving credit facility, $55 million is available for the issuance of letters of credit and $10 million was available for swing line loans. In January 2010, the revolving credit facility was reduced to $80 million and the facility swing line loan feature was formally eliminated as further discussed in Note 18.

Although the credit agreement requires the Company to make quarterly installment payments on the term loan with the remaining balance due at maturity on March 31, 2013, the administrative agent under the credit agreement determined in early 2008 that the Company has made sufficient prepayments to extinguish all required quarterly installment payments due under the credit agreement on the term loan.

Upon the occurrence of certain events, including the issuance of capital stock, the incurrence of additional debt (other than that specifically allowed under the credit agreement), certain asset sales where the cash proceeds are not reinvested, or if the Company has excess cash flow (as defined in the agreement), mandatory prepayments of the term loan are required in the amounts specified in the credit agreement.

In connection with the disposition of a majority ownership interest in its CareCentrix business, the Company entered into the First Amendment to Credit Agreement dated as of August 20, 2008, which, among other things, provided for lenders’ consent to the disposition and required the Company to apply $58 million of the cash proceeds it received to pay down the Company’s term loan. The Company was able to retain approximately $26 million of the cash proceeds for reinvestment into its businesses during the six month period following the disposition. In March 2009, at the end of the six month period, remaining proceeds of $11 million that were not invested were used for additional term loan repayments. In connection with the disposition of assets and the transfer of certain branch offices that specialized primarily in pediatric home health services, the Company entered into the Second Amendment to Credit Agreement dated February 10, 2009, which provided for lenders’ consent to the disposition and required the Company to apply $3 million of the cash proceeds it received to pay down the Company’s term loan.

The Company had outstanding term loan borrowings of $237.0 million and $251.0 million as of January 3, 2010 and December 28, 2008, respectively; as of such dates, there were no outstanding borrowings under the revolving credit facility and outstanding letters of credit were $35.0 million and $41.6 million, respectively. The letters of credit were issued to guarantee payments under the Company’s workers’ compensation program and for certain other commitments. In connection with the Third Amendment to the Credit Agreement dated January 22, 2010, the Company’s unused and available credit line approximated $45.0 million.

The credit agreement requires the Company to meet certain financial tests. These tests include a consolidated leverage ratio and a consolidated interest coverage ratio. The credit agreement also contains additional covenants which, among other things, require the Company to deliver to the lenders specified financial information, including annual and quarterly financial information, and limit the Company’s ability to do the following, subject to various exceptions and limitations: (i) make certain investments, including acquisitions; (ii) create liens on its property; (iii) incur additional debt obligations; (iv) enter into transactions with affiliates, except on an arms-length basis; (v) dispose of property; (vi) make capital expenditures; and (vii) pay dividends or acquire capital stock of the Company or its subsidiaries. As of January 3, 2010, the Company was in compliance with all covenants in the credit agreement. As further discussed in Note 18, the limitation relating to acquisition payments was increased to an aggregate of $200 million on a prospective basis effective January 22, 2010.

Interest under the credit agreement accrues at Base Rate or Eurodollar Rate (plus an applicable margin based on the table presented below) for both the revolving credit facility and the term loan. Fees on outstanding letters of credit are based on the applicable margin. Overdue amounts bear interest at 2 percent per annum above the applicable rate. The applicable margin component of interest rates under the credit agreement is based on the Company’s consolidated leverage ratio as follows:

Revolving Credit Consolidated Leverage Ratio	Term Loan Consolidated Leverage Ratio	Margin for Base Rate Loans	Margin for Eurodollar Loans
≥ 3.5	≥ 3.5	1.25%	2.25%
< 3.5 & ≥ 3.0	< 3.5 & ≥ 3.0	1.00%	2.00%
< 3.0 & ≥ 2.5	< 3.0	0.75%	1.75%
< 2.5		0.50%	1.50%

As of July 1, 2007, the Company achieved a consolidated leverage ratio of less than 3.5 and, as a result, the margin on revolving credit and term loan borrowings was reduced by 25 basis points, effective August 1, 2007. As of December 30, 2007, the Company achieved a consolidated leverage ratio below 3.0 and as a result triggered an additional 25 basis point reduction in the margin on revolving credit and term loan borrowings, effective February 14, 2008. As of September 28, 2008, the Company’s consolidated leverage ratio fell below 2.5 and as a result lowered the Company’s revolving credit margin by an additional 25 basis points, effective November 11, 2008. As of January 3, 2010, the consolidated leverage ratio was 1.7.

The Company is also subject to a revolving credit commitment fee equal to 0.375 percent per annum (0.5 percent per annum prior to August 1, 2007) of the average daily difference between the total revolving credit commitment and the total outstanding borrowings and letters of credit. The interest rate on term loan borrowings averaged 2.0% in 2009, 4.1% in 2008 and 7.5% in 2007. The interest rate on term loan borrowings approximated 2.0% per annum at January 3, 2010 and 4.1% per annum at December 28, 2008.

To assist in managing the potential interest rate risk associated with its floating rate term loan under the credit agreement, on July 3, 2006, the Company entered into a two year interest rate swap agreement with a notional value of $170 million, which terminated effective June 29, 2008. Under the swap agreement, the Company paid a fixed rate of 5.665 percent per annum plus an applicable margin (an aggregate of 7.915 percent per annum for the period July 3, 2006 through July 31, 2007, 7.665 percent per annum for the period August 1, 2007 through February 13, 2008 and 7.415 percent per annum for the period February 14, 2008 through June 29, 2008) on the $170 million rather than a fluctuating rate plus an applicable margin.

Guarantee and Collateral Agreement

The Company has entered into a Guarantee and Collateral Agreement, among the Company and substantially all of its subsidiaries, in favor of the administrative agent under the credit agreement (the “Guarantee and Collateral Agreement”). The Guarantee and Collateral Agreement grants a collateral interest in all real property and personal property of the Company and its subsidiaries signatory to the Guarantee and Collateral Agreement, including stock of such subsidiaries. The Guarantee and Collateral Agreement also provides for a guarantee of the Company’s obligations under the credit agreement by substantially all subsidiaries of the Company.

Other

The Company has equipment capitalized under capital lease obligations. At January 3, 2010 and December 28, 2008, long-term capital lease obligations were $0.5 million and $1.2 million, respectively, and were recorded in other liabilities on the Company’s consolidated balance sheets. The current portion of obligations under capital leases was $0.7 million and $0.9 million at January 3, 2010 and December 28, 2008, respectively, and was recorded in other accrued expenses on the Company’s consolidated balance sheets.

The Company also had outstanding surety bonds of $3.2 million and $1.9 million at January 3, 2010 and December 28, 2008, respectively.

For fiscal 2009 and fiscal 2008, net interest expense was approximately $6.2 million and $17.1 million, respectively, consisting primarily of interest expense of $9.2 million and $19.4 million, respectively, associated with the term loan borrowings, fees associated with the Company’s credit agreement and outstanding letters of credit and amortization of debt issuance costs, partially offset by interest income of $3.0 million and $2.3 million, respectively, earned on investments and existing cash balances. The decrease in interest expense related primarily to (i) the Company’s achievement of lowering its consolidated leverage ratio, triggering reductions in the margins on revolving credit and term loan borrowings, (ii) lower Eurodollar rates between fiscal years 2008 and 2009, and (iii) lower outstanding borrowings under the Company’s term loan facility in the fiscal 2009 period.

Note 11.	Shareholders’ Equity

The Company’s authorized capital stock includes 25,000,000 shares of preferred stock, $.01 par value, of which 1,000 shares have been designated Series A Cumulative Non-voting Redeemable Preferred Stock (“cumulative preferred stock”).

On April 14, 2005, the Company extended its stock repurchase activity with the announcement of the Company’s fifth stock repurchase program authorized by the Company’s Board of Directors, under which the Company could repurchase and retire up to an additional 1,500,000 shares of its outstanding common stock. The repurchases can occur periodically in the open market or through privately negotiated transactions based on market conditions and other factors. During fiscal year 2009, the Company repurchased 327,828 shares of its outstanding common stock at an average cost of $14.68 per share and a total cost of approximately $4.8 million. The Company’s credit agreement provides, with certain exceptions, for a limit of $5.0 million per fiscal year for the repurchases of the Company’s common stock. As of January 3, 2010, the Company had remaining authorization to repurchase an aggregate of 355,568 shares of its outstanding common stock.

Note 12.	Legal Matters

Litigation

In addition to the matters referenced in this Note 12, the Company is party to certain legal actions arising in the ordinary course of business, including legal actions arising out of services rendered by its various operations, personal injury and employment disputes. Management does not expect that these other legal actions will have a material adverse effect on the business or financial condition of the Company.

Indemnifications

Healthfield

On February 28, 2006, the Company completed the acquisition of 100 percent of the equity interest of The Healthfield Group, Inc. (“Healthfield”) for total consideration of $466 million in cash and shares of Gentiva common stock. Upon the closing of the acquisition, an escrow fund was created to cover potential claims by the Company after the closing. Covered claims, which are also subject to the Company’s contractual indemnification rights, include, for example, claims for breaches of representations under the acquisition agreement and claims relating to legal proceedings existing as of the closing date, taxes for the pre-closing periods and medical malpractice and workers’ compensation claims relating to any act or event occurring on or before the closing date. The escrow fund initially consisted of 1,893,656 shares of Gentiva’s common stock valued at $30 million and $5 million in cash. The first $5 million of any disbursements from the escrow fund consist of shares of Gentiva’s common stock; the next $5 million of any disbursements consist of cash; and any additional disbursements consist of shares of Gentiva’s common stock. The escrow fund has been subject to releases of shares of Gentiva’s common stock and cash in the escrow fund to certain principal stockholders of Healthfield, less the amount of claims the Company makes against the escrow fund. Disbursements made to the Company from the escrow fund covering interim claims the Company had made against the escrow fund are as follows (in thousands, except share amounts);

	Fair Value	Shares
December 29, 2006	$767	47,489
June 29, 2007	232	11,574
February 28, 2008	972	45,229
June 25, 2008	426	21,413
December 22, 2008	105	3,998
June 25, 2009	62	4,021
December 22, 2009	121	4,916

Total	$2,685	138,640

The Company has recorded the shares received as treasury stock in the Company’s consolidated balance sheets.

HHCA and PHHC

Upon the closing of HHCA in February, 2008, an escrow fund, consisting of $8.3 million in cash, was created generally to cover potential claims by the Company after the closing. Covered claims, which are also subject to the Company’s contractual indemnification rights, include, for example, breaches of representations, warranties or covenants under the purchase agreement, taxes for pre-closing periods and claims for legal proceedings arising from any condition, act or omission occurring on or before the closing date. In May, 2008, $1.5 million of cash was disbursed to the Company from the escrow fund covering certain claims the Company had made against the escrow fund, and $1.3 million of cash was released from the escrow fund to owners of the selling company. In August 2009, the balance of the escrow fund relating to the acquisition of HHCA was released to the owners of the selling company.

Upon the acquisition of PHHC effective June 1, 2008, the escrow fund was increased by an additional $1.2 million in cash to cover potential claims by the Company. PHHC and HHCA had common ownership interests prior to their acquisition by the Company. Substantially all of the escrow fund was released to the owners of the selling company on December 1, 2009.

CareCentrix Disposition

The Company has agreed to indemnify the Buyer Parties (as such term is defined in the Stock Purchase Agreement dated as of August 20, 2008 covering the CareCentrix Transaction) for any inaccuracy in or breach of any representation or warranty of the Company in such Stock Purchase Agreement and for any breach or nonperformance of any covenant or obligation made or incurred by the Company in such Stock Purchase Agreement. The Company has also agreed to indemnify the Buyer Parties for certain liabilities, if any, that may arise from an arbitration proceeding in which the Company and CareCentrix are parties that relates to a commercial contractual dispute. The Company’s representations and warranties, with certain exceptions, generally survive for the period of eighteen months from the closing of the CareCentrix Transaction, which occurred on September 25, 2008. With certain exceptions, the Company is generally not liable to indemnify for any inaccuracy in or breach of its representations or warranties in the Stock Purchase Agreement until the aggregate amount of claims for indemnification exceeds $1.5 million, and then, only for claims in excess of $1.5 million up to an aggregate maximum amount equal to $15 million.

Pediatric and Other Asset Dispositions

The Company has agreed to guarantee the indemnification obligations of certain of the Company’s subsidiaries to the purchaser of assets associated with certain branch offices that specialized primarily in pediatric home health care services and adult home care services that were sold effective March 14, 2009. The indemnification obligations generally related to representations, warranties, covenants and agreements made by such subsidiaries in the related asset purchase agreement, as well as to such subsidiaries’ related pre-closing operations, liabilities, claims and proceedings. The representations and warranties made by the Company’s subsidiaries, with certain exceptions, generally survive for a period of two years from the closing date. The maximum aggregate liability of the Company for any breaches of such representations of liabilities is $6.0 million.

Government Matters

PRRB Appeal

In connection with the audit of the Company’s 1997 cost reports, the Medicare fiscal intermediary made certain audit adjustments related to the methodology used by the Company to allocate a portion of its residual overhead costs. The Company filed cost reports for years subsequent to 1997 using the fiscal intermediary’s methodology. The Company believed the methodology it used to allocate such overhead costs was accurate and consistent with past practice accepted by the fiscal intermediary; as such, the Company filed appeals with the

Provider Reimbursement Review Board (“PRRB”) concerning this issue with respect to cost reports for the years 1997, 1998 and 1999. The Company’s consolidated financial statements for the years 1997, 1998 and 1999 had reflected use of the methodology mandated by the fiscal intermediary.

In June 2003, the Company and its Medicare fiscal intermediary signed an Administrative Resolution relating to the issues covered by the appeals pending before the PRRB. Under the terms of the Administrative Resolution, the fiscal intermediary agreed to reopen and adjust the Company’s cost reports for the years 1997, 1998 and 1999 using a modified version of the methodology used by the Company prior to 1997. This modified methodology will also be applied to cost reports for the year 2000, which are currently under audit. The Administrative Resolution required that the process to (i) reopen all 1997 cost reports, (ii) determine the adjustments to allowable costs through the issuance of Notices of Program Reimbursement and (iii) make appropriate payments to the Company, be completed in early 2004. Cost reports relating to years subsequent to 1997 were to be reopened after the process for the 1997 cost reports was completed.

The fiscal intermediary completed the reopening of all 1997, 1998 and 1999 cost reports and determined that the adjustment to allowable costs aggregated $15.9 million which the Company has received and recorded as adjustments to net revenues in the fiscal years 2004 through 2006. The time frame for resolving all items relating to the 2000 cost reports cannot be determined at this time.

Subpoena

In April 2003, the Company received a subpoena from the Department of Health and Human Services, Office of the Inspector General, Office of Investigations (“OIG”). The subpoena seeks information regarding the Company’s implementation of settlements and corporate integrity agreements entered into with the government, as well as the Company’s treatment on cost reports of employees engaged in sales and marketing efforts. With respect to the cost report issues, the government has preliminarily agreed to narrow the scope of production to the period from January 1, 1998 through September 30, 2000. In February 2004, the Company received a subpoena from the U.S. Department of Justice (“DOJ”) seeking additional information related to the matters covered by the OIG subpoena. The Company has provided documents and other information requested by the OIG and DOJ pursuant to their subpoenas and similarly intends to cooperate fully with any future OIG or DOJ information requests. To the Company’s knowledge, the government has not filed a complaint against the Company. The timing and financial impact, if any, of the resolution of this matter cannot be determined at this time.

Note 13.	Commitments

The Company rents certain properties under non-cancelable, long-term operating leases, which expire at various dates. Certain of these leases require additional payments for taxes, insurance and maintenance and, in many cases, provide for renewal options. Rent expense under all leases associated with the Company’s continuing operations were $29.9 million in 2009, $29.7 million in 2008 and $26.1 million in 2007. Rent expense associated with the Company’s discontinued operations amounted to $1.9 million, $1.7 million and $1.4 million for fiscal years 2009, 2008 and 2007, respectively.

Future minimum rental commitments and sublease rentals for all non-cancelable leases, related to continuing operations, at January 3, 2010 are as follows (in thousands):

Fiscal Year	Total Commitment	Sublease Rentals	Net
2010	$26,686	$1,601	$25,085
2011	21,457	704	20,753
2012	15,480	486	14,994
2013	7,748	254	7,494
2014	3,543	243	3,300
Thereafter	2,691	55	2,636

In connection with the Company’s discontinued operations, future rental commitments for property leases that were not transferred to the buyer in connection with the disposition of the Company’s HME and IV businesses amounted to $0.6 million at January 3, 2010.

Note 14.	Equity-Based Compensation Plans

In 2004, the shareholders of the Company approved the 2004 Equity Incentive Plan (the “2004 Plan”) as a replacement for the 1999 Stock Incentive Plan (the “1999 Plan”). Under the 2004 Plan, 3.5 million shares of common stock plus any remaining shares authorized under the 1999 Plan as to which awards had not been made are available for grant. The maximum number of shares of common stock for which grants may be made in any calendar year to any 2004 Plan participant is 500,000. The 2004 Plan permits the grant of (i) incentive stock options, (ii) non-qualified stock options, (iii) stock appreciation rights, (iv) restricted stock, (v) stock units and (vi) cash. The exercise price of options granted under the 2004 Plan can generally not be less than the fair market value of the Company’s common stock on the date of grant. On May 14, 2009, the shareholders of the Company authorized an additional 600,000 shares of the Company’s common stock for issuance under the 2004 Plan. The shareholders also authorized an amendment to the 2004 Plan to provide that stock options granted on and after February 25, 2009 will have a maximum term of seven years. Options granted prior to February 25, 2009 retain their ten year term. As of January 3, 2010, the Company had 1,451,226 shares available for issuance under the 2004 Plan.

In 1999, the Company adopted the Stock & Deferred Compensation Plan for Non-Employee Directors, which was most recently amended and restated as of December 31, 2007. Under the plan, each non-employee director receives an annual deferred stock unit award valued at $55,000 credited quarterly to the director’s share unit account, which will be paid to the director in shares of the Company’s common stock following termination of the director’s service on the Board. The total number of shares of common stock reserved for issuance under this plan is 300,000, of which 114,844 shares were available for future grants as of January 3, 2010. During fiscal 2009, 2008 and 2007, the Company issued stock units or shares in the amounts of 16,628, 21,825 and 23,229, respectively, under the plan. As of January 3, 2010, 94,250 stock units were outstanding under the plan.

In 1999, the Company adopted an employee stock purchase plan (“ESPP”), as amended on February 24, 2005, subject to shareholder approval which was obtained on May 6, 2005, to provide an aggregate of 2,400,000 shares of common stock available for issuance under the ESPP. All employees of the Company, who were employed for 60 days or more prior to the beginning of an offering period and who customarily worked at least twenty hours per week, were eligible to purchase stock under this plan. The Compensation, Corporate Governance and Nominating Committee of the Company’s Board of Directors administers the plan and has the power to determine the terms and conditions of each offering of common stock. The purchase price of the shares under the ESPP was the lesser of 85 percent of the fair market value of the Company’s common stock on the first business day or the last business day of the six month offering period. Employees may purchase shares having a fair market value of up to $25,000 per calendar year based on the value of the shares on the date of purchase. The maximum number of shares of common stock that may be sold to any employee in any offering, however, will generally be 10 percent of that employee’s compensation during the period of the offering. Effective January 2008, the offering period under the ESPP was changed from six months to three months and the purchase price of shares under the ESPP is now 85 percent of the fair market value of the Company’s common stock on the last day of the three month offering period. In addition, all employees of the Company are immediately eligible to purchase stock under the plan regardless of their actual or scheduled hours of service. As of January 3 2010, 63,854 shares of common stock were available for future issuance under the ESPP. During fiscal 2009, 2008 and 2007, the Company issued 351,465 shares, 326,760 shares and 131,745 shares, respectively, under the ESPP.

Effective January 2, 2006, the Company adopted the fair value method of accounting for equity-based compensation arrangements in accordance with authoritative guidance that stated the estimated fair value of share based awards granted under the Company’s equity-based compensation plans is recognized as compensation expense over the vesting period of the award.

Stock option grants in fiscal years 2006 through 2009 fully vest over a four year period based on a vesting schedule that provides for one-half vesting after year two and an additional one-fourth vesting after each of years three and four. Stock option grants in fiscal 2005 fully vest over a four year period based on a vesting schedule that provides for one-third vesting after each of years one, three and four.

The Company recorded equity-based compensation expense of $5.2 million for fiscal 2009, $5.8 million for fiscal 2008 and $6.8 million for fiscal 2007, which is reflected as selling, general and administrative expense in the consolidated statements of income, as calculated on a straight-line basis over the vesting periods of the related options. The weighted-average fair values of the Company’s stock options granted during fiscal 2009, 2008 and 2007, calculated using the Black-Scholes option-pricing model and other assumptions, were as follows:

	Fiscal Year Ended
	January 3, 2010	December 28, 2008	December 30, 2007
Weighted average fair value of options granted	$8.90	$6.27	$7.07
Risk-free interest rate	1.60%	3.64%	4.69%
Expected volatility	32%	30%	30%
Contractual life	10 years	10 years	10 years
Expected life	4.5 - 6.5 years	4.5 - 6.5 years	4.5 - 6.5 years
Expected dividend yield	0%	0%	0%

Forfeitures are reflected in the calculation using an estimate based on experience. The Company’s expected volatility assumptions are based on the historical volatility of the Company’s stock price over a period corresponding to the expected term of the stock option. The expected life of the Company’s stock options are based on the Company’s historical experience of the exercise patterns associated with its stock options.

Compensation expense is calculated for the fair value of the employee’s purchase rights under the Company’s ESPP, using the Black-Scholes option pricing model. Assumptions for fiscal years 2009, 2008, and 2007 were as follows:

	Fiscal Year Ended
	January 3, 2010				December 28, 2008				December 30, 2007
	1st Offering Period	2nd Offering Period	3rd Offering Period	4th Offering Period	1st Offering Period	2nd Offering Period	3rd Offering Period	4th Offering Period	1st Offering Period	2nd Offering Period
Risk-free interest rate	0.20%	0.20%	0.12%	0.12%	1.22%	1.94%	1.45%	0.05%	5.09%	5.01%
Expected volatility	116%	61%	54%	31%	31%	35%	40%	81%	30%	23%
Expected life	0.25 years	0.25 years	0.25 years	0.25 years	0.25 years	0.25 years	0.25 years	0.25 years	0.5 years	0.5 years
Expected dividend yield	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%

A summary of Gentiva stock option activity as of January 3, 2010 and changes during the fiscal year then ended is presented below:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balance as of December 28, 2008	3,349,252	$15.80
Granted	948,700	26.55
Exercised	(599,762)	11.56
Cancelled	(428,650)	19.65

Balance as of January 3, 2010	3,269,540	$19.19	6.8	$25,582,670

Exercisable Options	1,368,127	$14.68	4.9	$16,869,627

During fiscal 2009, the Company granted 948,700 stock options, of which 62,500 were performance based options, to officers and employees under its 2004 Equity Incentive Plan at an average exercise price of $26.55 and a weighted-average, grant-date fair value of $8.90. The total intrinsic value of options exercised during fiscal year 2009 and fiscal year 2008 was $6.9 million and $7.7 million, respectively.

As of January 3, 2010, the Company had $5.5 million of total unrecognized compensation cost related to nonvested stock options. This compensation expense is expected to be recognized over a weighted-average period of 1.1 years. The total fair value of options that vested during fiscal 2009 and fiscal 2008 was $4.3 million and $3.5 million, respectively.

For the period beginning January 4, 2010 through March 12, 2010, the Company issued 204,800 options at a weighted average exercise price of $25.61 per share, granted 39,500 performance share units at target and granted 51,800 shares of restricted stock to officers and employees under the 2004 Plan. The performance share unit targets are measured annually over a three year period with the shares being awarded at the end of the three year vesting period. The restricted stock awards carry a three year cliff vesting period.

Note 15.	Income Taxes

Comparative analyses of the provision for income taxes follows (in thousands):

	Fiscal Year Ended
	January 3, 2010	December 28, 2008	December 30, 2007
Current:
Federal	$30,405	$10,990	$137
State and local	5,656	3,394	1,531

	36,061	14,383	1,668

Deferred:
Federal	2,270	12,212	18,232
State and local	833	1,700	2,102

	3,103	13,912	20,334

Income tax expense	$39,164	$28,295	$22,002

A reconciliation of the differences between federal statutory tax rate and the Company’s effective tax rate for fiscal 2009, 2008 and 2007 is as follows:

	Fiscal Year Ended
	January 3, 2010	December 28, 2008	December 30, 2007
Federal statutory tax rate	35.0%	35.0%	35.0%
State income taxes, net of Federal benefit	4.9	2.2	5.3
Sale of CareCentrix	—	(21.8)	—
Decrease in capital loss valuation allowance	(2.6)	—	—
Decrease in State valuation allowance	(0.8)	—	(0.8)
Impact of equity-based compensation	—	0.1	2.3
Resolution of prior period tax matters	—	—	(0.8)
Other	(0.2)	0.2	0.1

Effective tax rate	36.3%	15.7%	41.1%

Deferred tax assets and deferred tax liabilities are as follows (in thousands):

	January 3, 2010	December 28, 2008
Deferred tax assets
Current:
Reserves and allowances	$12,005	$7,543
Other	5,200	4,390

Total current deferred tax assets	17,205	11,933
Noncurrent:
Intangible assets	28,142	35,781
State net operating loss carryforwards	5,824	7,140
Less: state NOL valuation allowance	(2,983)	(3,808)
Capital loss carryforward	6,035	8,861
Less: capital loss valuation allowance	(5,702)	(8,528)
Other	4,621	3,615

Total noncurrent deferred tax assets	35,937	43,061

Total assets	53,142	54,994

Deferred tax liabilities:
Noncurrent:
Fixed assets	(4,527)	(3,575)
Intangible assets	(85,579)	(87,660)
Developed software	(16,250)	(13,295)
Acquisition reserves	(1,545)	(1,545)
Other	(1,295)	(1,248)

Total non-current deferred tax liabilities	(109,196)	(107,323)

Net deferred tax liabilities	$(56,054)	$(52,329)

At January 3, 2010, current net deferred tax assets were $17.2 million and non-current net deferred tax liabilities were $73.3 million.

At January 3, 2010, the Company had a capital loss carryover of $15.1 million that will expire in 2013. The deferred tax asset relating to this capital loss carryover is $6.0 million. A valuation allowance of $5.7 million has been recorded to reduce this deferred tax asset to its estimated realizable value since the capital loss carryover may expire before realization. In addition, the Company had state net operating loss carryforwards of approximately $116.5 million, which expire between 2010 and 2029. Deferred tax assets relating to state net operating loss carryforwards approximate $5.8 million. A valuation allowance of $3.0 million has been recorded to reduce this deferred tax asset to its estimated realizable value since certain state net operating loss carryforwards may expire before realization. Authoritative guidance requires that the realization of an uncertain income tax position must be more likely than not (i.e., greater than 50 percent likelihood of receiving a benefit) before it can be recognized in the financial statements. At January 3, 2010, the Company had $2.2 million of unrecognized tax benefits, $2.1 million of which would affect the Company’s effective tax rate if recognized. This balance includes $0.4 million of unrecognized tax benefits in which the statute of limitations will expire in 2010.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance, January 1, 2007	$5,439
Additions for tax positions of the current year	325
Additions for tax positions of prior year	28
Reductions for tax positions of prior years for:
Changes in judgment	—
Settlements during the period	(308)
Lapses of applicable statute of limitations	(822)

Balance, December 31, 2007	4,662
Additions for tax positions of the current year	114
Additions for tax positions of prior year	—
Reductions for tax positions of prior years for:
Changes in judgment	(412)
Settlements during the period	(63)
Lapses of applicable statute of limitations	(183)

Balance at December 28, 2008	4,118
Additions for tax positions of the current year	783
Reductions for tax positions of prior years for:
Changes in judgment	—
Settlements during the period	(2,541)
Lapses of applicable statute of limitations	(195)

Balance at January 3, 2010	$2,165

The Company recognizes interest and penalties on uncertain tax positions in income tax expense. As of January 3, 2010 and December 28, 2008, the Company had approximately $0.3 million and $0.5 million, respectively, of accrued interest related to uncertain tax positions.

As of January 3, 2010, the Company is subject to federal income tax examinations for the tax years 2007 through 2009. The Company is currently under a federal income examination for the tax years 2007 and 2008. In the major state jurisdictions under which the Company is subject to income tax, tax years 2006 through 2009 remain subject to examination, with the exception of Arizona and Texas, for which tax years 2005 through 2009 remain subject to examination. The Company is currently under a Michigan single business tax audit for tax years 2004 through 2007. Tax years 2008 and 2009 remain subject to Michigan examination.

Note 16.	Benefit Plans for Employees

The Company maintains qualified and non-qualified defined contribution retirement plans for its salaried employees, which provide for a partial match of employee savings under the plans and for discretionary profit-sharing contributions based on employee compensation. With respect to the Company’s non-qualified defined contribution retirement plan for salaried employees, all pre-tax contributions, matching contributions and profit sharing contributions (and the earnings therein) are held in a Rabbi Trust and are subject to the claims of the general, unsecured creditors of the Company. All post-tax contributions are held in a secular trust and are not subject to the claims of the creditors of the Company. The fair value of the assets held in the Rabbi Trust and the liability to plan participants as of January 3, 2010 and December 28, 2008, totaling approximately $20.0 million and $14.6 million, respectively, were included in other assets and other liabilities on the accompanying consolidated balance sheets.

Company contributions under the defined contribution plans were approximately $6.7 million in 2009, $6.4 million in 2008 and $4.0 million in 2007, of which approximately $0.2 million for fiscal years 2009 and 2008 and $0.1 million for fiscal 2007 related to the Company’s discontinued operations.

Note 17.	Business Segment Information

The Company’s continuing operations involve servicing its patients and customers through (i) its Home Health segment, (ii) its Hospice segment, and (iii) for periods prior to September 25, 2008, its CareCentrix business segment. The Company adopted changes to its presentation of segment information in the fourth quarter of 2009. Prior thereto, the Company’s smaller operating segments, including Hospice, HME and IV and consulting had been classified in the aggregate as “All Other” for segment reporting purposes. The segment reporting changes involve (i) the classification of HME and IV operating segment results as discontinued operations, (ii) the reclassification of results of the Company’s consulting business from All Other to the Home Health segment and (iii) the classification of certain administrative support functions that had previously been allocated among the Company’s operating segments to corporate administrative expenses. As a result of these changes, Hospice is now reflected as its own reportable segment and the “All Other” classification has been eliminated. Prior period information has been revised to conform to the new presentation.

Home Health

The Home Health segment is comprised of direct home nursing and therapy services operations, including specialty programs, its Rehab Without Walls® unit and its consulting business.

The Company conducts direct home nursing and therapy services operations through licensed and Medicare-certified agencies, located in 39 states, from which the Company provides various combinations of skilled nursing and therapy services, paraprofessional nursing services and, to a lesser extent, homemaker services generally to adult and elder patients. The Company’s direct home nursing and therapy services operations also deliver services to its customers through focused specialty programs that include:

•	Gentiva Orthopedics, which provides individualized home orthopedic rehabilitation services to patients recovering from joint replacement or other major orthopedic surgery;

•	Gentiva Safe Strides®, which provides therapies for patients with balance issues who are prone to injury or immobility as a result of falling;

•	Gentiva Cardiopulmonary, which helps patients and their physicians manage heart and lung health in a home-based environment;

•	Gentiva Neurorehabilitation, which helps patients who have experienced a neurological injury or condition by removing the obstacles to healing in the patient’s home; and

•	Gentiva Senior Health, which addresses the needs of patients with age-related diseases and issues to effectively and safely stay in their homes.

Through its Rehab Without Walls ® unit, the Company also provides home and community-based neurorehabilitation therapies for patients with traumatic brain injury, cerebrovascular accident injury and acquired brain injury, as well as a number of other complex rehabilitation cases. In addition, the Company provides consulting services to home health agencies which include operational support, billing and collection activities, and on-site agency support and consulting.

Hospice

Hospice serves terminally ill patients in the southeast United States. Comprehensive management of the healthcare services and products needed by hospice patients and their families are provided through the use of an interdisciplinary team. Depending on a patient’s needs, each hospice patient is assigned an interdisciplinary team comprised of a physician, nurse(s), home health aide(s), medical social worker(s), chaplain, dietary counselor and bereavement coordinator, as well as other care professionals.

CareCentrix

The CareCentrix segment encompassed Gentiva’s ancillary care benefit management and the coordination of integrated homecare services for managed care organizations and health benefit plans. CareCentrix operations provided an array of administrative services and coordinated the delivery of home nursing services, acute and chronic infusion therapies, home medical equipment, respiratory products, orthotics and prosthetics, and services for managed care organizations and health benefit plans. CareCentrix accepted case referrals from a wide variety of sources, verified eligibility and benefits and transferred case requirements to the providers for services to the patient. CareCentrix provided services to its customers, including the fulfillment of case requirements, care management, provider credentialing, eligibility and benefits verification, data reporting and analysis, and coordinated centralized billing for all authorized services provided to the customer’s enrollees.

Corporate Administrative Expenses

Corporate administrative expenses consist of costs relating to executive management and corporate and administrative support functions that are not directly attributable to a specific segment, including equity-based compensation expense. Corporate and administrative support functions represent primarily information services, accounting and finance, tax compliance, risk management, procurement, marketing, clinical administration, training, legal and human resource benefits and administration.

Other Information

The Company’s senior management evaluates performance and allocates resources based on operating contributions of the reportable segments, which exclude corporate administrative expenses, depreciation, amortization and net interest costs, but include revenues and all other costs (including special items and restructuring and integration costs) directly attributable to the specific segment. Intersegment revenues primarily represent Home Health segment revenues generated from services provided to the CareCentrix segment for fiscal years 2008 and 2007. Segment assets represent net accounts receivable, identifiable intangible assets, goodwill, and certain other assets associated with segment activities. Intersegment assets represent accounts receivable associated with services provided by the Home Health segment to the CareCentrix segment for fiscal years 2008 and 2007. All other assets are assigned to corporate assets for the benefit of all segments for the purposes of segment disclosure.

Net revenues by major payer source are as follows (in thousands):

	Fiscal Year
(Dollars in millions)	2009	2008	2007
Medicare:
Home Health	$782.5	$648.0	$549.2
Other	68.8	56.2	52.0

Total Medicare	851.3	704.2	601.2
Medicaid and Local Government	94.2	122.5	131.4
Commercial Insurance and Other:
Paid at episodic rates	79.3	53.2	29.3
Other	127.7	359.6	409.4

Total Commercial Insurance and Other	207.0	412.8	438.7

Total net revenues	$1,152.5	$1,239.5	$1,171.3

Revenues from Cigna amounting to $189.5 million and $239.2 million for the fiscal years 2008 and 2007, respectively, were included in the CareCentrix segment.

Segment information about the Company’s operations is as follows (in thousands):

	Home Health		Hospice		CareCentrix		Total
Fiscal year ended January 3, 2010
Net revenue—segments	$1,078,126		$74,334		$—		$1,152,460

Operating contribution	$195,018	(1)	$11,118		$—		$206,136

Corporate administrative expenses							(81,185	)(1)
Depreciation and amortization							(16,887)
Gain on sale of assets and business, net							5,998
Interest expense, net							(6,174)

Income from continuing operations before income taxes							$107,888

Segment assets	$672,004		$51,368		$—		$723,372

Corporate assets							344,563

Total assets							$1,067,935

Fiscal year ended December 28, 2008
Net revenue—segments	$946,645		$61,857		$232,717	(2)	$1,241,219

Intersegment revenues							(1,683)

Total net revenue							$1,239,536

Operating contribution	$166,775	(1)	$3,845		$18,074	(2)	$188,694

Corporate administrative expenses							(83,449	)(1)
Depreciation and amortization							(16,315)
Gain on sale of assets and business, net							107,933
Interest expense, net							(17,087)

Income from continuing operations before income taxes							$179,776

Segment assets	$662,902		$52,974		$—		$715,876

Corporate assets							257,621

Total assets							$973,497

Fiscal year ended December 30, 2007
Net revenue—segments	$826,327		$57,836		$290,786		$1,174,949

Intersegment revenues							(3,600)

Total net revenue							$1,171,349

Operating contribution	$135,415	(1)	$7,226	(1)	$29,070		$171,711

Corporate administrative expenses							(79,278	)(1)
Depreciation and amortization							(14,764)
Interest expense, net							(24,081)

Income from continuing operations before income taxes							$53,588

Segment assets	$572,985		$47,154		$52,925		$673,064

Intersegment assets							(253)
Corporate assets							209,422

Total assets							$882,233

(1)	For fiscal years 2009, 2008 and 2007 operating contribution and corporate administrative expenses were impacted by the following costs incurred in connection with restructuring and integration and merger and acquisition activities (dollars in millions):

	Fiscal Year
	2009	2008	2007
Home Health	$1.4	$0.4	$0.6
Hospice	—	—	0.1
Corporate administrative expenses	1.0	2.3	1.7

Total	$2.4	$2.7	$2.4

For fiscal year 2007, corporate administrative expenses included a net charge of $0.3 million relating to an adjustment of remaining lease obligations associated with a 2002 restructuring plan and various other adjustments. See Note 8.

(2)	For fiscal year 2008, CareCentrix results reflect activity through September 24, 2008. Effective September 25, 2008, the Company completed the disposition of 69 percent of its equity ownership interest in the Company’s CareCentrix ancillary care benefit management business. See Note 4.

Note 18.	Subsequent Events

Divestiture

On February 1, 2010, the Company consummated the sale of its business providing respiratory therapy and home medical equipment, and infusion therapy to a subsidiary of Lincare Holdings, Inc, in an all cash transaction. Included in the transaction are approximately 40 locations in seven states providing respiratory/HME and/or infusion therapy.

Amendment to Credit Agreement

On January 22, 2010, the Company entered into the Third Amendment to the Credit Agreement (“the Amendment”) which, among other things, provided for lenders’ consent to the sale of its HME and IV businesses. In addition, the Amendment formally removed Lehman Commercial Paper, Inc. as a participating lender under the Credit Agreement and, as a result, the revolving credit facility under the Credit Agreement was reduced from $96.5 million to $80.0 million and the facility’s swing line loan feature was eliminated.

Finally, the Amendment changed a covenant of the Credit Agreement to increase the aggregate amount the Company may use for acquisitions on a prospective basis. The original Credit Agreement included a provision which allowed the Company to spend up to $200 million for acquisitions during term of the Credit Agreement; as of the date of the Amendment, the Company had used approximately $87 million for such purpose. The Amendment changed the provision to allow the Company to spend up to $200 million for acquisitions from January 22, 2010 to March 31, 2013, the end of the term of the Credit Agreement. Such amount may be further increased under certain circumstances as defined in the Credit Agreement.

Acquisition

In March 2010, the Company completed its acquisition of assets and business of Heart to Heart Hospice, a provider of hospice services with two offices in Starkville and Tupelo, Mississippi. The acquisition expands the Company’s coverage area to 44 counties covering north, central and southern Mississippi. The acquisition is not expected to have a material impact on the Company’s consolidated financial statements in 2010.

Note 19.	Quarterly Financial Information (Unaudited)

(in thousands, except per share amounts)	First Quarter	Second Quarter	Third Quarter		Fourth Quarter
Fiscal year ended January 3, 2010
Net revenues	$276,364	$284,838	$281,234		$310,024
Gross profit	142,483	150,694	144,902		160,851
Income from continuing operations (2)	18,168	17,368	15,247		19,013
Discontinued operations, net of tax	(146)	(273)	158		(10,353)
Net income (1) (2)	18,022	17,095	15,405		8,660
Earnings Per Share:
Basic:
Income from continuing operations	$0.63	$0.60	$0.52		$0.65
Discontinued operations, net of tax	(0.01)	(0.01)	0.01		(0.36)
Net income	0.62	0.59	0.53		0.29
Diluted:
Income from continuing operations	$0.61	$0.59	$0.51		$0.63
Discontinued operations, net of tax	(0.01)	(0.01)	0.01		(0.34)
Net income	0.60	0.58	0.52		0.29
Weighted average shares outstanding:
Basic	28,944	28,959	29,154		29,353
Diluted	29,829	29,396	29,800		30,225

	First Quarter	Second Quarter	Third Quarter		Fourth Quarter
Fiscal year ended December 28, 2008
Net revenues	$309,262	$331,126	$331,886		$267,262
Gross profit	130,943	145,285	144,505		136,779
Income from continuing operations (2)	7,563	11,574	120,424	(3)	11,885 (4)
Discontinued operations, net of tax	160	450	468		926
Net income (2)	7,723	12,024	120,892	(3)	12,811 (4)
Earnings Per Share:
Basic:
Income from continuing operations	$0.26	$0.41	$4.19		$0.41
Discontinued operations, net of tax	0.01	0.01	0.02		0.03
Net income	$0.27	$0.42	$4.21		$0.44
Diluted:
Income from continuing operations	$0.26	$0.40	$4.05		$0.40
Discontinued operations, net of tax	0.01	0.01	0.02		0.03
Net income	$0.27	$0.41	$4.07		$0.43
Weighted average shares outstanding:
Basic	28,282	28,497	28,687		28,845
Diluted	29,043	29,240	29,718		29,861

(1)	Selling, general and administrative expenses for fiscal 2009 include special charges of $2.4 million. In addition, net income includes $6.0 million from a pre-tax gain related to the (i) sale of assets and certain branch offices that specialized primarily in pediatric home care services and (ii) sale of assets associated with two branch offices in upstate New York associated with home health services provided under New York Medicaid programs. See Notes 4, 8 and 15 to the Company’s consolidated financial statements.

(2)	Income from continuing operations for each of the fiscal 2009 and fiscal 2008 quarters includes a charge relating to restructuring and integration costs as follows (in thousands): (See Note 8.)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal year ended January 3, 2010	$895	$609	$880	$9
Fiscal year ended December 28, 2008	$261	$433	$1,407	$601

(3)	Income from continuing operations and net income for the third quarter of fiscal 2008 included a pre-tax gain of approximately $107.9 million, net of transaction-related costs of approximately $6.5 million, in connection with the CareCentrix Transaction. Since the Company’s tax basis in CareCentrix exceeded total consideration relating to the CareCentrix Transaction, no tax expense was recorded and a capital loss carryforward was created in connection with the CareCentrix Transaction. See Notes 4 and 15.

(4)	Income from continuing operations for the fourth quarter of fiscal 2008 included a positive adjustment of approximately $1.3 million associated with the MO 175 issue, offset by a change in estimates relating to various state and local programs of approximately $1.8 million.

Note 20.	Odyssey Acquisition and Related Financing (Unaudited)

On August 17, 2010 (the “Closing Date”), the Company completed the acquisition of Odyssey HealthCare, Inc. (“Odyssey”) pursuant to an Agreement and Plan of Merger, dated as of May 23, 2010 ( the “Plan of Merger”) by and among the Company, its wholly-owned subsidiary GTO Acquisition Corp. (“Merger Sub”) and Odyssey. On the Closing Date, Merger Sub merged with and into Odyssey with Odyssey continuing as the surviving corporation and as one of Gentiva’s wholly-owned subsidiaries. Upon consummation of the Merger, each issued and outstanding share of Odyssey common stock was converted into the right to receive $27.00 in cash, without interest. The aggregate amount payable to holders of Odyssey’s common stock and holders of stock options and restricted stock units issued under Odyssey’s compensation plans was approximately $964 million (the “Merger Consideration”).

In addition, on the Closing Date, (1) Gentiva entered into a new senior secured credit agreement which provided for a $200 million term loan A facility, a $550 million term loan B facility and a $125 million revolving credit facility (the “Credit Agreement”) and (2) Gentiva completed the issuance of $325 million aggregate principal amount of senior notes due 2018 (the “Senior Notes”). Borrowings under the Credit Agreement and the Senior Notes are guaranteed jointly and severally by substantially all of Gentiva’s subsidiaries, including Odyssey and certain of its subsidiaries. Gentiva used a combination of cash on hand and proceeds received under the Credit Agreement and Senior Notes to, among other things, pay the Merger Consideration and repay all amounts outstanding under Odyssey’s then existing credit facility, which was then terminated.

Note 21.	Supplemental Guarantor and Non-Guarantor Financial Information

Gentiva anticipates that its guarantor subsidiaries will be guarantors of debt securities which will be registered under the Securities Act of 1933, as amended, upon the exchange of the Senior Notes for substantially similar registered notes. The condensed consolidating financial statements presented below are provided pursuant to Rule 3-10 of Regulation S-X. Separate financial statements of each subsidiary guaranteeing Gentiva’s debt securities are not presented because the guarantor subsidiaries are fully and unconditionally, jointly and severally liable under the guarantees, and 100% owned by the Company.

The condensed consolidating financial statements include the balance sheets as of January 3, 2010 and December 28, 2008 and statements of income and of cash flows for the years ended January 3, 2010, December 28, 2008 and December 30, 2007 of (i) Gentiva, (ii) its guarantor subsidiaries, (iii) its non-guarantor subsidiaries and (iv) the eliminations necessary to arrive at the information for the Company on a consolidated basis. The condensed consolidating financial statements should be read in conjunction with the accompanying consolidated financial statements of Gentiva.

	Condensed Consolidating Balance Sheet January 3, 2010 (In thousands)
	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$113,211	$—	$39,199	$—	$152,410
Receivables, net	—	179,956	15,480	(13,244)	182,192
Deferred tax assets	—	15,230	1,975	—	17,205
Prepaid expenses and other current assets	—	16,750	31	(2,877)	13,904
Current assets held for sale	—	2,549	—	—	2,549

Total current assets	113,211	214,485	56,685	(16,121)	368,260
Note receivable from affiliate	—	25,000	—	—	25,000
Investment in affiliate	—	24,336	—	—	24,336
Fixed assets, net	—	65,823	90	—	65,913
Intangible assets, net	—	251,793	—	—	251,793
Goodwill	—	299,534	—	—	299,534
Non-current assets held for sale	—	8,689	—	—	8,689
Investment in subsidiaries	694,952	17,341	—	(712,293)	—
Other assets	19,980	4,420	10	—	24,410

Total assets	$828,143	$911,421	$56,785	$(728,414)	$1,067,935

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$21,932	$294	$(13,244)	$8,982
Current portion of long-term debt	5,000	—	—	—	5,000
Other current liabilities	—	119,755	39,150	(2,877)	156,028

Total current liabilities	5,000	141,687	39,444	(16,121)	170,010
Long-term debt	232,000	—	—	—	232,000
Deferred tax liabilities, net	—	73,259	—	—	73,259
Other liabilities	19,980	1,523	—	—	21,503
Total shareholders’ equity	571,163	694,952	17,341	(712,293)	571,163

Total liabilities and shareholders’ equity	$828,143	$911,421	$56,785	$(728,414)	$1,067,935

	Condensed Consolidating Balance Sheet December 28, 2008 (In thousands)
	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$50,974	$—	$18,227	$—	$69,201
Receivables, net	—	174,767	32,175	(29,741)	177,201
Deferred tax assets	—	9,803	2,130	—	11,933
Prepaid expenses and other current assets	—	15,230	113	(2,202)	13,141

Total current assets	50,974	199,800	52,645	(31,943)	271,476
Long-term investments	11,050	—	—	—	11,050
Note receivable from affiliate	—	25,000	—	—	25,000
Investment in affiliate	—	23,264	—	—	23,264
Fixed assets, net	—	63,611	204	—	63,815
Intangible assets, net	—	250,432	—	—	250,432
Goodwill	—	308,213	—	—	308,213
Investment in subsidiaries	683,947	14,941	—	(698,888)	—
Other assets	14,588	5,647	12	—	20,247

Total assets	$760,559	$890,908	$52,861	$(730,831)	$973,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$37,655	$113	$(29,741)	$8,027
Other current liabilities	—	102,467	37,783	(2,202)	138,048

Total current liabilities	—	140,122	37,896	(31,943)	146,075
Long-term debt	251,000	—	—	—	251,000
Deferred tax liabilities, net	—	64,262	—	—	64,262
Other liabilities	14,588	2,577	24	—	17,189
Total shareholders’ equity	494,971	683,947	14,941	(698,888)	494,971

Total liabilities and shareholders’ equity	$760,559	$890,908	$52,861	$(730,831)	$973,497

	Condensed Consolidating Statement of Income For the Fiscal Year Ended January 3, 2010 (In thousands)
	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net revenues	$—	$1,135,203	$29,063	$(11,806)	$1,152,460
Cost of services sold	—	547,176	18,160	(11,806)	553,530

Gross profit	—	588,027	10,903	—	598,930
Selling, general and administrative expenses	—	(487,025)	(3,841)	—	(490,866)
Gain on sale of assets, net	—	5,998	—	—	5,998
Interest (expense) and other, net	(6,602)	—	428	—	(6,174)
Equity in earnings of subsidiaries	63,150	4,701	—	(67,851)	—

Income from continuing operations before income taxes and equity in net earnings of affiliate	56,548	111,701	7,490	(67,851)	107,888
Income tax benefit (expense)	2,634	(39,009)	(2,789)	—	(39,164)
Equity in net earnings of affiliate	—	1,072	—	—	1,072

Income from continuing operations	59,182	73,764	4,701	(67,851)	69,796
Discontinued operations, net of tax	—	(10,614)	—	—	(10,614)

Net income	$59,182	$63,150	$4,701	$(67,851)	$59,182

	Condensed Consolidating Statement of Income For the Fiscal Year Ended December 28, 2008 (In thousands)
	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net revenues	$—	$1,224,303	$26,601	$(11,368)	$1,239,536
Cost of services sold	—	674,622	18,770	(11,368)	682,024

Gross profit	—	549,681	7,831	—	557,512
Selling, general and administrative expenses	—	(461,748)	$(6,834)	—	(468,582)
Gain on sale of assets, net	—	107,933	—	—	107,933
Interest (expense) and other, net	(17,196)	—	109	—	(17,087)
Equity in earnings of subsidiaries	163,785	814	—	(164,599)	—

Income from continuing operations before income taxes and equity in net earnings of affiliate	146,589	196,680	1,106	(164,599)	179,776
Income tax benefit (expense)	6,861	(34,864)	(292)	—	(28,295)
Equity in net earnings of affiliate	—	(35)	—	—	(35)

Income from continuing operations	153,450	161,781	814	(164,599)	151,446
Discontinued operations, net of tax	—	2,004	—	—	2,004

Net income	$153,450	$163,785	$814	$(164,599)	$153,450

	Condensed Consolidating Statement of Income For the Fiscal Year Ended December 30, 2007 (In thousands)
	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net revenues	$—	$1,165,893	$18,605	$(13,149)	$1,171,349
Cost of services sold	—	673,373	10,930	(13,149)	671,154

Gross profit	—	492,520	7,675	—	500,195
Selling, general and administrative expenses	—	(420,084)	(2,442)	—	(422,526)
Interest (expense) and other, net	(24,725)	—	644	—	(24,081)
Equity in earnings of subsidiaries	47,688	3,944	—	(51,632)	—

Income from continuing operations before income taxes and equity in net earnings of affiliate	22,963	76,380	5,877	(51,632)	53,588
Income tax benefit (expense)	9,865	(29,934)	(1,933)	—	(22,002)

Income from continuing operations	32,828	46,446	3,944	(51,632)	31,586
Discontinued operations, net of tax	—	1,242	—	—	1,242

Net income	$32,828	$47,688	$3,944	$(51,632)	$32,828

	Condensed Consolidating Statement of Cash Flows For the Fiscal Year Ended January 3, 2010 (In thousands)
	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
OPERATING ACTIVITIES:
Net cash provided by operating activities	$1,866	$102,413	$829	$—	$105,108

INVESTING ACTIVITIES:
Purchase of fixed assets	—	(24,843)	(14)	—	(24,857)
Proceeds from sale of assets and businesses	—	6,800	—	—	6,800
Acquisition of businesses	—	(11,175)	—	—	(11,175)
Sale of short-term investments available-for-sale	9,450	—	2,550	—	12,000

Net cash provided by (used in) investing activities	9,450	(29,218)	2,536	—	(17,232)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	13,338	—	—	—	13,338
Repayment of long-term debt	(14,000)	—	—	—	(14,000)
Repurchase of common stock	(4,813)	—	—	—	(4,813)
Net payments related to intercompany financing	55,588	(73,195)	17,607	—	—
Other	808	—	—	—	808

Net cash provided by (used in) financing activities	50,921	(73,195)	17,607	—	(4,667)

Net change in cash and cash equivalents	62,237	—	20,972	—	83,209
Cash and cash equivalents at beginning of year	50,974	—	18,227	—	69,201

Cash and cash equivalents at end of year	$113,211	$—	$39,199	$—	$152,410

	Condensed Consolidating Statement of Cash Flows For the Fiscal Year Ended December 28, 2008 (In thousands)
	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$(5,052)	$66,815	$8,937	$—	$70,700

INVESTING ACTIVITIES:
Purchase of fixed assets	—	(23,881)	(123)	—	(24,004)
Proceeds from sale of assets and businesses	—	83,160	—	—	83,160
Acquisition of businesses	—	(60,736)	—	—	(60,736)
Purchase of short-term investments available for sale	(26,000)	—	(2,000)	—	(28,000)
Sale of short-term investments available-for-sale	20,500	—	25,750	—	46,250
Withdrawal from restricted cash	22,014	—	—	—	22,014

Net cash provided by (used in) investing activities	16,514	(1,457)	23,627	—	38,684

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	11,547	—	—	—	11,547
Windfall tax benefits associated with equity-based compensation	2,227	—	—	—	2,227
Borrowings under revolving credit facility	24,000	—	—	—	24,000
Home Health Care Affiliates debt repayment	—	(7,420)	—	—	(7,420)
Repayment of long-term debt	(83,000)	—	—	—	(83,000)
Debt issuance costs	(557)	—	—	—	(557)
Repayment of capital lease obligations	(1,147)	—	—	—	(1,147)
Net payments related to intercompany financing	78,444	(57,938)	(20,506)		—

Net cash provided by (used in) financing activities	31,514	(65,358)	(20,506)	—	(54,350)

Net change in cash and cash equivalents	42,976	—	12,058	—	55,034
Cash and cash equivalents at beginning of year	7,998	—	6,169	—	14,167

Cash and cash equivalents at end of year	$50,974	$—	$18,227	$—	$69,201

	Condensed Consolidating Statement of Cash Flows For the Fiscal Year Ended December 30, 2007 (In thousands)
	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total

OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$(8,291)	$48,052	$22,910	$—	$62,671

INVESTING ACTIVITIES:
Purchase of fixed assets	—	(24,061)	(3)	—	(24,064)
Acquisition of businesses	—	(3,820)	—	—	(3,820)
Maturities of short-term investments available-for-sale	91,625	—	(1,700)	—	89,925
Purchase of short-term investments available for sale	(75,100)	—	(21,750)	—	(96,850)

Net cash provided by (used in) investing activities	16,525	(27,881)	(23,453)	—	(34,809)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	6,284	—	1,598	—	7,882
Windfall tax benefits associated with equity-based compensation	856	—	—	—	856
Repayment of long-term debt	(32,000)	—	—	—	(32,000)
Repayment of capital lease obligations	(1,329)	—	—	—	(1,329)
Net payments related to intercompany financing	20,908	(20,171)	(737)	—	—

Net cash provided by (used in) financing activities	(5,281)	(20,171)	861	—	(24,591)

Net change in cash and cash equivalents	2,953	—	318	—	3,271
Cash and cash equivalents at beginning of year	5,045	—	5,851	—	10,896

Cash and cash equivalents at end of year	$7,998	$—	$6,169	$—	$14,167

GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

FOR EACH OF THE THREE YEARS ENDED JANUARY 3, 2010

(in thousands)

	Balance at beginning of period	Additions charged to costs and expenses	Deductions		Balance at end of period
Allowance for Doubtful Accounts:
For the year ended January 3, 2010	$8,227	$9,958	$(8,881)		$9,304
For the year ended December 28, 2008	9,437	11,010	(12,220	)(1)	8,227
For the year ended December 30, 2007	9,805	9,939	(10,307)		9,437

Valuation allowance on deferred tax assets:
For the year ended January 3, 2010	$12,336	$—	$(3,650)		$8,686
For the year ended December 28, 2008	4,076	8,528	(268)		12,336
For the year ended December 30, 2007	4,191	529	(644)		4,076

(1)	Includes a $2.6 million reduction in allowance for doubtful accounts associated with the CareCentrix Transaction.